EXHIBIT 99.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
NEWNAN DIVISION

In re:				)	Chapter 11
					)
DAN RIVER INC., et al.		)	Case Nos. 04-10990 through 04-10993
					)	Jointly Administered
					)
	Debtors.			)	Judge Drake
					)

-----------------------------------------------------------------

                DISCLOSURE STATEMENT FOR
           JOINT PLAN OF REORGANIZATION FILED BY
           DAN RIVER INC., THE BIBB COMPANY LLC,
                DAN RIVER INTERNATIONAL LTD.
                            and
               DAN RIVER FACTORY STORES, INC.

           	Dated the 28th day of July, 2004

-----------------------------------------------------------------

                      Filed by:

   Dan River Inc., The Bibb Company LLC, Dan River International
  Ltd. and Dan River Factory Stores, Inc., Debtors and Debtors-In-
                       Possession

          Attorneys for the Debtors and Debtors-In-Possession:
                          James A. Pardo, Jr.
                           Sarah R. Borders
                          King & Spalding LLP
                          191 Peachtree Street
                         Atlanta, Georgia 30303
                            (404) 572-4600


TABLE OF CONTENTS

I.	INTRODUCTION								1
A.	PURPOSE OF THIS DOCUMENT						1
B.	SUMMARY OF THE PLAN							2
C.	VOTING AND CONFIRMATION PROCEDURES					4
1.	Who May Vote								4
2.	Voting Instructions and Voting Deadline				5
3.	Whom to Contact for More Information				6
4.	Acceptance or Rejection of the Plan					6
5.	Time and Place of the Confirmation Hearing			6
6.	Objections to the Plan	6
II.	HISTORY OF THE DEBTORS AND EVENTS LEADING TO THE
	CHAPTER 11 FILING								7
A.	FORMATION, BUSINESS, DEBT STRUCTURE, AND OTHER
	PRE-PETITION OBLIGATIONS OF THE DEBTORS				7
1.	Formation and History of the Debtors				7
2.	The Debtors' Business Operations					10
3.	Competitive Factors Affecting The Debtors'Businesses		12
4.	Regulatory Factors Affecting The Debtors' Businesses		13
5.	Debtors' Assets, Debt Structure, and Other
	Pre-Petition Obligations						15
B.	EVENTS LEADING TO, AND CIRCUMSTANCES SURROUNDING, THE
	CHAPTER 11 FILING								16
III.	CORPORATE GOVERNANCE OF THE DEBTORS DURING THE CHAPTER 11
	CASES										17
A.	BOARDS OF DIRECTORS							17
B.	SENIOR MANAGEMENT								18
IV.	SIGNIFICANT DEVELOPMENTS IN THE CHAPTER 11 CASES		19
A.	"FIRST DAY" ORDERS AND RETENTION OF PROFESSIONALS		19
B.	APPOINTMENT OF COMMITTEE						20
C.	DEBTOR-IN-POSSESSION FINANCING					20
D.	DISSEMINATION OF INFORMATION ABOUT THE CASE			21
E.	REJECTION AND ASSUMPTION OF EXECUTORY CONTRACTS AND
	UNEXPIRED LEASES								21
F.	SEVERANCE AND KEY EMPLOYEE RETENTION				22
G.	POST-PETITION FINANCIAL PERFORMANCE					22
H.	CLAIMS BAR DATE AND CLAIMS SUMMARY					22
V.	SUMMARY OF THE PLAN							23
A.	CLASSIFICATION OF CLAIMS AND INTERESTS				23
1.	Introduction								23
2.	Classification								23
(a)	Class 1 -- Other Secured Claims					24
(b)	Class 2 -- Priority Claims						25
(c)	Class 3 -- American National Bank Claim				25
(d)	Class 4 -- General Unsecured Claims					25
(e)	Class 5 -- Unsecured Convenience Claims				26
(f)	Class 6 -- Subordinated Claims					26
(g)	Class 7 --  Interests							26
B.	TREATMENT OF UNCLASSIFIED CLAIMS					27
1.	Summary									27
2.	Administrative Expense Claims						27
3.	Bar Date for Filing Administrative Expense Claims		28
4.	Priority Tax Claims							28
5.	DIP Lender Claims								29
VI.	MEANS FOR IMPLEMENTATION OF THE PLAN				29
A.	SOURCES OF FUNDING FOR DISTRIBUTIONS UNDER THE PLAN		29
B.	POOLING OF CLAIMS								29
C.	CORPORATE STRUCTURE AND GOVERNANCE OF THE
	REORGANIZED DEBTORS							29
1.	Continued Corporate Existence						29
2.	Amended Certificates of Incorporation and By-Laws		30
3.	New Boards of Directors and Officers				30
4.	Long-Term Incentive Plan						31
5.	Cancellation of Existing Securities of Dan
	River and Agreements							31
6.	Issuance of New Common Stock and Other Equity
	Interests									31
D.	PRESERVATION OF CAUSES OF ACTION					32
VII.	PROVISIONS REGARDING DISTRIBUTIONS					32
A.	DISBURSING AGENT								32
B.	DISTRIBUTIONS OF CASH							32
C.	NO INTEREST ON CLAIMS OR INTERESTS					32
D.	SURRENDER OF SECURITIES OR INSTRUMENTS				33
E.	DELIVERY OF DISTRIBUTIONS						33
F.	DISTRIBUTIONS TO HOLDERS AS OF THE RECORD DATE			34
G.	DEMINIMIS DISTRIBUTIONS							34
H.	FRACTIONAL SECURITIES; FRACTIONAL DOLLARS				34
I.	WITHHOLDING TAXES								34
VIII.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		34
A.	REJECTION OF CONTRACTS AND LEASES					34
B.	CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS AND
	UNEXPIRED LEASES								35
C.	CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND
	UNEXPIRED LEASES								35
D.	SURVIVAL OF CERTAIN CORPORATE INDEMNITIES				35
E.	COMPENSATION AND BENEFIT PROGRAMS					36
F.	RETIREE BENEFITS								36
IX.	PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS		36
A.	OBJECTIONS TO CLAIMS							36
B.	NO DISTRIBUTIONS PENDING ALLOWANCE					36
C.	DISTRIBUTION RESERVE							36
D.	ESTIMATION OF CLAIMS							37
E.	RESOLUTION OF CLAIMS OBJECTIONS					37
F.	DISTRIBUTIONS AFTER ALLOWANCE						37
G.	NO RECOURSE									38
X.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE			38
A.	CONDITIONS TO CONFIRMATION						38
B.	CONDITIONS TO EFFECTIVE DATE						38
C.	NON-WAIVEABLE CONDITIONS						39
XI.	CERTAIN EFFECTS OF CONFIRMATION					39
A.	VESTING OF THE DEBTORS' ASSETS					39
B.	DISCHARGE OF THE DEBTORS						39
C.	RELEASE BY DEBTORS OF CERTAIN PARTIES				40
D.	RELEASE BY HOLDERS OF CLAIMS AND INTERESTS			40
E.	SETOFFS									41
F.	EXCULPATION AND LIMITATION OF LIABILITY				41
G.	INJUNCTION									41
H.	MISCELLANEOUS PLAN PROVISIONS						42
1.	Plan Supplement								42
2.	Modification of Plan							42
3.	Retention of Jurisdiction						42
4.	Dissolution of Creditors' Committee					43
XII.	CERTAIN RISK FACTORS TO CONSIDER					43
XIII.	RESALE OF SECURITIES RECEIVED UNDER THE PLAN			46
A.	ISSUANCE OF NEW COMMON STOCK						46
B.	SUBSEQUENT TRANSFERS OF NEW COMMON STOCK				46
XIV.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES			47
A.	INTRODUCTION								48
B.	UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO
	THE DEBTORS									49
1.	Cancellation of Indebtedness Income					49
2.	Net Operating Losses - Section 382					49
C.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS		50
1.	Holders of Secured Claims						51
2.	Holders of Priority Claims and Unsecured
	Convenience Claims							51
3.	Accrued Interest								52
4.	Market Discount								52
5.	Holders of Unsecured Claims						52
6.	Holders of Interests							53
7.	Information Reporting and Backup Withholding			53
XV.	CONFIRMATION AND CONSUMMATION PROCEDURE				53
A.	GENERAL INFORMATION							53
B.	SOLICITATION OF ACCEPTANCES						54
C.	ACCEPTANCES NECESSARY TO CONFIRM THE PLAN				54
D.	CONFIRMATION OF PLAN PURSUANT TO SECTION 1129(b)		54
E.	CONSIDERATIONS RELEVANT TO ACCEPTANCE OF THE PLAN		54
F.	FEASIBILITY OF THE PLAN							55
G.	BEST INTEREST OF CREDITORS TEST					55
XVI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	56
A.	CONTINUATION OF THE BANKRUPTCY CASES				56
B.	ALTERNATIVE PLANS OF REORGANIZATION					56
C.	LIQUIDATION UNDER CHAPTER 7						56
XVII.	RECOMMENDATION								57




					I.

				INTRODUCTION

A. PURPOSE OF THIS DOCUMENT

	Dan River Inc., The Bibb Company LLC, Dan River International Ltd., and Dan River Factory Stores, Inc., debtors and debtors-in-possession in the above-captioned cases (the "Debtors") hereby submit this Disclosure Statement pursuant to section 1125(b) of Title 11, United States Code, 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"), and Rule 3017 of the Federal Rules of Bankruptcy Procedure, in connection with the Joint Plan of Reorganization filed by the Debtors dated July 27, 2004 (the "Plan"). A copy of the Plan is attached hereto as Appendix A. All capitalized terms used but not defined in the Disclosure Statement shall have the respective meanings ascribed to such terms in the Plan, unless otherwise noted. In the event of any inconsistency between the Disclosure Statement and the Plan, the terms of the Plan shall govern and such inconsistency shall be resolved in favor of the Plan.

	The purpose of this Disclosure Statement is to enable you, as a creditor whose Claim is Impaired under the Plan, to make an informed decision in exercising your right to accept or reject the Plan.

	By order dated [	] 2004 (the "Disclosure Statement Approval
Order"), the United States Bankruptcy Court for the Northern District of Georgia (the "Court") has found that the Disclosure Statement provides adequate information to enable holders of Claims that are impaired under the Plan to make an informed judgment in exercising their right to vote for acceptance or rejection of the Plan.

				DISCLAIMER

	THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE COURT AS CONTAINING INFORMATION OF A KIND, AND IN SUFFICIENT DETAIL, TO
ENABLE HOLDERS OF CLAIMS TO MAKE AN INFORMED JUDGMENT IN VOTING TO
ACCEPT OR REJECT THE PLAN. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION OR RECOMMENDATION BY THE
BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

	THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN, THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF, OR ARE INCONSISTENT WITH, SUCH DOCUMENTS.
FURTHERMORE, ALTHOUGH THE DEBTORS HAVE MADE EVERY EFFORT TO BE ACCURATE, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF AN AUDIT OR OTHER REVIEW BY AN ACCOUNTING FIRM. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN THE TERMS AND PROVISIONS IN THE PLAN, THIS DISCLOSURE STATEMENT, THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT, OR THE FINANCIAL INFORMATION INCORPORATED HEREIN OR THEREIN BY REFERENCE, THE PLAN SHALL GOVERN FOR ALL PURPOSES. ALL HOLDERS OF CLAIMS SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN.

	THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN, UNLESS SO SPECIFIED. ALTHOUGH THE DEBTORS HAVE MADE AN EFFORT TO DISCLOSE WHERE CHANGES IN PRESENT CIRCUMSTANCES COULD REASONABLY BE EXPECTED TO AFFECT MATERIALLY THE RECOVERY UNDER THE PLAN, THIS DISCLOSURE STATEMENT IS QUALIFIED TO THE EXTENT CERTAIN EVENTS DO OCCUR.

	THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. PERSONS OR ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING CLAIMS AGAINST THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

	IN ACCORDANCE WITH THE BANKRUPTCY CODE, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

			B. SUMMARY OF THE PLAN

	The Plan contemplates the reorganization and ongoing business operations by the Debtors, and the resolution of the outstanding Claims against and Interests in the Debtors pursuant to sections 1121(a) and 1123 of the Bankruptcy Code. The Plan classifies all Claims against and Interests in the Debtors into 7 separate Classes. As a general matter, except for Subordinated Claims and a convenience class for Claims less than $2,500, obligations owed to unsecured creditors will be converted into New Common Stock. Except for the American National Bank Claim, Secured Claims are Unimpaired. Existing holders of equity interests in Dan River will not receive any Distribution of New Common Stock on account of their existing equity interests in Dan River. The Plan provides that unsecured priority claims, post-petition administrative expenses, and priority tax claims will be paid in full or otherwise treated in a manner so that such claims will be unimpaired by the Plan.

	A summary of the Classes, the treatment of each Class, and the voting rights of each Class is set forth in the table below. A complete description of the treatment of each Class is set forth in
Article III of the Plan and Section V of the Disclosure Statement. Parties should refer to those sections for a complete description of each Class.

												   Class
Class		Description		Class Treatment		Class Status	Voting
Rights
-----		-----------		---------------		------------	--------
-----
1		Other Secured	Legal, equitable and	Unimpaired		Deemed
to accept
		Claims		contractual rights 				Plan;
not entitled
					will be reinstated or				to vote
					collateral returned

2		Priority 		Paid in full in cash	Unimpaired		Deemed
to accept
		Claims									Plan;
not entitled
												to vote

3		American		Shall continue to be	Impaired		Entitled
to vote
		National Bank	secured and shall be
		Claim			paid in 150 monthly
					payments at a fixed
					rate of interest of
					9%

4		General		Unsecured claims in	Impaired		Entitled
to vote
		Unsecured		excess of $2,500 will
		Claims		receive a pro rata
					share of the Class 4
					Share of New Common
					Stock

5		Unsecured		Unsecured claims less	Impaired		Entitled
to vote
		Convenience		than $2,500 will
		Claims		receive a cash payment
					equal to 30% of such
					parties' Allowed Claim

6		Subordinated	No distribution		Impaired		Deemed
to reject Plan;
		Claims									not
entitled to vote

7A		Dan River		Dan River Interests	Impaired		Deemed
to reject Plan;
		Interests		will be cancelled					not
entitled to vote
					and fully extinguished
					under the Plan

7B		Bibb Interests	Interests will be		Unimpaired		Deemed
to accept Plan;
					retained but no 					not
entitled to vote
					distributions
					will be received
					under the Plan

7C		Dan River 		Interests will be		Unimpaired		Deemed
to accept Plan;
		International 	retained but no 					not
entitled to vote
		Interests		distributions
					will be received
					under the Plan

7D		Dan River 		Interests will be		Unimpaired		Deemed
to accept Plan;
		Factory 		retained but no 					not
entitled to vote
		Stores Interests	distributions
					will be received
					under the Plan


	Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims against the Debtors are not classified for purposes of voting on, or receiving Distributions under, the Plan. Similarly, Claims of the DIP Lender under the DIP Loan Facility are not classified for purposes of voting on, or receiving Distributions under, the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with Article IV of the Plan and in accordance with the requirements set forth in section 1129(a)(9)(A) of the Bankruptcy Code. A more complete description of the treatment of Administrative Expense Claims and Priority Tax Claims is provided in Article IV of the Plan and Section V.B of the Disclosure Statement.

	During the Bankruptcy Case, the Holders of Prepetition Lender Claims received in full and final satisfaction of their Claims Cash equal in amount to one hundred percent (100%) of their Claims and, as a result, Prepetition Lender Claims are not classified or otherwise provided for in this Plan and the Holders of Prepetition Lender Claims are not entitled to vote to accept or reject the Plan.

C.	 VOTING AND CONFIRMATION PROCEDURES

	Accompanying this Disclosure Statement are copies of the following documents: (1) the Plan, which is annexed to this Disclosure Statement as Exhibit A; (2) a Notice to Voting Classes; and
(3) a Ballot to be executed by Holders of Claims in Classes 3-5 to accept or reject the Plan.

	This Disclosure Statement, the form of Ballot, and the related materials delivered together herewith (collectively, the "Solicitation Package"), are being furnished to Holders of Claims in Classes 3-5 for the purpose of soliciting votes on the Plan.

	If you did not receive a Ballot in your Solicitation Package, and believe that you should have received a Ballot, please contact the Claims Agent, Bankruptcy Management Corporation, 1330 E. Franklin
Avenue, El Segundo, CA 90245-0949; or by telephone at (888) 909-0100.

	1.	Who May Vote

	Pursuant to the provisions of the Bankruptcy Code, only classes of Claims or Interests that are "impaired" and that are not deemed as a matter of law to have rejected a plan of reorganization under section 1126(g) of the Bankruptcy Code are entitled to vote to accept or reject the Plan. Any class that is "unimpaired" is not entitled to vote to accept or reject a plan of reorganization and is conclusively presumed to have accepted the Plan. As set forth in section 1124 of the Bankruptcy Code, a class is "impaired" if legal, equitable, or contractual rights attaching to the claims or equity interests of that class are modified or altered. For purposes of the Plan only, Holders of Claims in Classes 3-5 are impaired and are entitled to vote on the Plan.

	A Claim must be "allowed" for purposes of voting in order for such creditor to have the right to vote. Generally, for voting purposes a Claim is deemed "allowed" absent an objection to the Claim if (i) a proof of claim was timely filed, or (ii) if no proof of claim was filed, the Claim is identified in the Debtors' Schedules as other than "disputed," "contingent," or "unliquidated," and an amount of the Claim is specified in the Schedules, in which case the Claim will be deemed allowed for the specified amount. In either case, when an objection to a Claim is filed, the creditor holding the Claim cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection, or allows the Claim for voting purposes. Accordingly, if you did not receive a Ballot and believe that you are entitled to vote on the Plan, you must file a Motion pursuant to
Federal Bankruptcy Rule 3018 with the Bankruptcy Court for the
temporary allowance of your Claim for voting purposes by [	], 2004,
or you will not be entitled to vote to accept or reject the Plan.

	THE DEBTORS IN ALL EVENTS RESERVE THE RIGHT THROUGH THE CLAIM RECONCILIATION PROCESS TO OBJECT TO OR SEEK TO DISALLOW ANY CLAIM FOR DISTRIBUTION PURPOSES UNDER THE PLAN.

	2.	Voting Instructions and Voting Deadline

	All votes to accept or reject the Plan must be cast by using the Ballot enclosed with this Disclosure Statement. No votes other than ones using such Ballots will be counted, except to the extent the
Court orders otherwise.  The Court has fixed [	], 2004 as the date
(the "Voting Record Date") for the determination of the Holders of Claims who are entitled to (a) receive a copy of this Disclosure Statement and all of the related materials and (b) vote to accept or reject the Plan. After carefully reviewing the Plan and this
Disclosure Statement, including the annexed exhibits, please indicate your acceptance or rejection of the Plan on the Ballot and return such
Ballot in the enclosed envelope by no later than [	] to:


	By mail:				By hand delivery or courier:
	------				--------------------------
	Dan River Inc.			Dan River Inc.
	c/o BMC				c/o BMC
	P.O. Box 949			1330 E. Franklin Avenue
	El Segundo, CA  90245-0949	El Segundo, CA 90245

	BALLOTS MUST BE COMPLETED AND RECEIVED NO LATER THAN 5:00 P.M.
(EASTERN TIME) ON [         ], 2004 (THE "VOTING DEADLINE").  ANY
BALLOT THAT IS NOT EXECUTED BY A DULY AUTHORIZED PERSON SHALL NOT BE COUNTED. ANY BALLOT THAT IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM BUT THAT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED TO BE AN ACCEPTANCE. ANY BALLOT THAT IS FAXED SHALL NOT BE COUNTED IN THE VOTING TO ACCEPT OR REJECT THE PLAN, UNLESS THAT BALLOT IS ACCEPTED IN THE DEBTORS' DISCRETION.

	3. Whom to Contact for More Information

	If you have any questions about the procedure for voting your Claim or the packet of materials you received, please contact the Claims Agent at the address indicated above or by telephone at (888) 909-0100. If you wish to obtain additional copies of the Plan, this Disclosure Statement, or the exhibits to those documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please contact King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia, 30303 Attn: Davida Steinberg; or by facsimile at
(404) 572-5149, Attn: Davida Steinberg; or by electronic mail, at dsteinberg@kslaw.com.

	4. Acceptance or Rejection of the Plan

	The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in that class that cast ballots for acceptance or rejection of the plan. Assuming that at least one Impaired Class votes to accept the Plan, the Debtors will seek to confirm the Plan under section 1129(b) of the Bankruptcy Code, which permits the confirmation of a plan notwithstanding the non-acceptance by one or more Impaired classes of Claims or Interests. Under section 1129(b) of the Bankruptcy Code, a plan may be confirmed if (a) the plan has been accepted by at least one Impaired class of claims and (b) the Court determines that the plan does not discriminate unfairly and is "fair and equitable" with respect to the non-accepting classes. A more detailed discussion of these requirements is provided in Section XV of this Disclosure Statement.

	5. Time and Place of the Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Court, after notice, to hold a confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

	Pursuant to section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Court has scheduled the Confirmation Hearing to
commence on [    ], 2004 at [    ] a.m. (Eastern time), before the
Honorable W. Homer Drake, Jr., of the United States Bankruptcy Court for the Northern District of Georgia, in the Second Floor Courtroom, Lewis R. Morgan Federal Building, 18 Greenville Street, Newnan, Georgia. A notice setting forth the time and date of the Confirmation Hearing has been included along with this Disclosure Statement. The Confirmation Hearing may be adjourned from time to time by the Court without further notice, except for an announcement of such adjourned hearing date by the Court in open court at such hearing.

	6. Objections to the Plan

	Any objection to confirmation of the Plan must be in writing; must comply with the Bankruptcy Code, Bankruptcy Rules, and the Local Rules of the Court; and must be filed with the United States
Bankruptcy Court for the Northern District of Georgia, Newnan Division Lewis R. Morgan Federal Building, 18 Greenville Street, Newnan,
Georgia, and served upon the following parties, so as to be received
no later than [		], 2004 at 4:00 p.m. (Eastern time): (a) James A.
Pardo, Jr., King & Spalding LLP, 191 Peachtree Street, Atlanta,
Georgia 30303 (counsel for Debtors); (b) R. Jeneane Treace, Office of the United States Trustee, 75 Spring Street, S.W., Atlanta, Georgia 30303; (c) Michael S. Stamer, Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, NY 10022 (counsel for the Committee); and,
(d) Robert J. Rosenberg, Latham & Watkins, 885 Third Avenue, Suite
1000, New York, NY 10022-4834 (Counsel for Deutsche Bank Trust Company
Americas).


                              II.

                   HISTORY OF THE DEBTORS AND
            EVENTS LEADING TO THE CHAPTER 11 FILING

A.	FORMATION, BUSINESS, DEBT STRUCTURE, AND OTHER PRE-PETITION
	OBLIGATIONS OF THE DEBTORS

	1.	Formation and History of the Debtors

	Dan River is a Georgia corporation with principal offices located at 2291 Memorial Drive, Danville, Virginia 24541. The remaining
Debtors, Bibb, Dan River Factory Stores and Dan River International are wholly-owned subsidiaries of Dan River.

	Founded in 1882, the Debtors are a leading designer, manufacturer and marketer of products for the home fashions and apparel fabrics markets. The Debtors design, manufacture and market a coordinated line of value-added home fashions products consisting of bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows and draperies. As the pioneer of the complete bed ensemble concept, the Debtors market their "Bed-in-a-Bag" ensembles to retailers in all trade classes. The Debtors believe the complete bed ensemble has achieved wide acceptance with both retailers and consumers as a highly efficient and convenient way of purchasing in one convenient package all of the components required to dress a bed. The Debtors believe they are a leading provider of home fashions products for the juvenile market using a variety of well-known licensed names and trademarks, including their own "Dan River" name. During fiscal 2003, sales of their complete bed ensembles and juvenile products comprised 72% of the net sales in their home fashions business.

	The Debtors also design, manufacture and market a broad range of high quality woven cotton and cotton-blend apparel fabrics. The
Debtors market their apparel fabrics to a diverse group of customers which use their fabrics in a wide array of finished products, including career apparel, sportswear, dress shirts, home textiles and upholstery. Additionally, the Debtors manufacture and sell specialty engineered yarns and woven fabrics for use in making high-pressure hoses and other industrial products, which the Debtors refer to as engineered products.

	In February 1997, the Debtors acquired substantially all of the assets and assumed certain liabilities of The New Cherokee Corporation ("Cherokee"), for an aggregate purchase price of approximately $65 million. Cherokee, which was a supplier of yarn-dyed fabrics to men's and women's shirting manufacturers and of sportswear fabrics to the converting trade, was the Debtors' primary competitor for these fabrics. In connection with the Cherokee acquisition, the Debtors acquired woven fabrics manufacturing facilities located in Spindale, North Carolina and Sevierville, Tennessee, and a finishing facility located in Harris, North Carolina.

	In October 1998, the Debtors purchased all the outstanding capital stock of The Bibb Company through a merger transaction for an aggregate purchase price of approximately $240 million. The purchase price consisted of $86 million of cash and 4.3 million shares of Dan River Class A Common Stock. In connection with the acquisition, the Debtors also assumed or repaid an aggregate of $95 million of Bibb's debt. Bibb, which was founded in 1876, was a leading domestic manufacturer of home fashions textile products. Bibb had net sales of $249 million and a net loss of $28 million during its last fiscal year prior to the acquisition.

	The Bibb acquisition broadened the Debtors' home fashions products to include juvenile products and products for the hospitality and health care markets. As a result of the Bibb acquisition, the Debtors believe that they are a leading manufacturer of bedding products for the juvenile market under a number of well-known licensed names, as well as their own "Dan River" brand. The Bibb acquisition expanded the Debtors' home fashions products manufacturing operations by approximately 50%, adding spinning and weaving operations located in Greenville, South Carolina, finishing operations located in Brookneal, Virginia, and sewing facilities located in Fort Valley and Newnan, Georgia, and in Brookneal, Virginia. The Debtors also acquired their engineered products business, located in Porterdale, Georgia, from Bibb.

	In December 1998, the Debtors purchased a 315,000 square foot sewing facility located in Morven, North Carolina, for an aggregate purchase price of approximately $2.4 million. The Debtors purchased this facility to reduce their dependence on outside manufacturers for the fabrication of home fashions products.

	In January 2000, the Debtors entered into joint venture agreements with Grupo Industrial Zaga, S.A. de C.V. ("Zaga") for the purpose of building and operating textile and garment manufacturing plants in Mexico. The Debtors invested approximately $750,000 in land designated for the construction of the textile operation. Subsequent analysis suggested, however, that certain costs, such as plant construction and utilities, were higher than originally anticipated. These higher costs, together with generally weak apparel fabrics market conditions, reduced anticipated returns from the textile manufacturing plant to a level the Debtors considered unacceptable.
As a result, the Debtors suggested to Zaga that they should not proceed with construction of the Mexican textile manufacturing plant.

	The Debtors did, however, proceed with the construction of the garment manufacturing plant at Jilotepec in the State of Mexico. This facility was engaged in manufacturing shirts primarily for sale to the career apparel and retail trades and included laundry facilities to complement the sewing operations. The Debtors produced most of the apparel fabrics used by the plant. The plant has not operated profitably, and accordingly, the Debtors have decided to close the plant during the third quarter of fiscal 2004.

	The Debtors held approximately a 50% interest in the textile and garment joint ventures at the time they were formed. The Debtors and Zaga negotiated an amicable termination of both joint ventures in February 2001, at which time the Debtors bought Zaga's interest in the garment joint venture for $3.2 million in cash and the transfer of the land previously acquired for the textile plant. The Debtors' international subsidiaries include the following Mexican entities:
Dan River de Mexico, S. de R.L. de C.V. ("DRMEX"), Maquilas Pinnacle,
S. de R.L. de C.V. and Adsercorp, S. de R.L. de C.V. (collectively, the "Mexico Companies"). Dan River International is the holding company for the Debtors' international operations. The Mexico
Companies are the equivalent of limited liability companies. However, Mexico does not allow single member limited liability companies. Therefore, Dan River owns a one peso interest in DRMEX. The remaining Mexico Companies own a one peso interest in each other. Dan River International owns all remaining interests in the Mexico Companies.
Dan River B.V. is a Netherlands corporation that was formed in 2000 as a wholly-owned subsidiary of Dan River International to hold Dan River International's interests in the Mexico Companies. However, those interests were never transferred to Dan River B.V., and Dan River B.V. has nominal assets. Neither Dan River B.V. nor any of the Mexico Companies are debtors in these proceedings.

	In April 2000, the Debtors purchased substantially all of the assets of Import Specialists, Inc. ("ISI") for $15.4 million in cash and the assumption of certain operating liabilities. ISI, an importer of home fashions products complementary to the Debtors' customer base, including doormats, throws, and rugs manufactured primarily in China and India, became a part of the Debtors' home fashions business.

	In May 2000, the Debtors acquired an additional 301,200 square foot warehouse and distribution facility adjacent to their Riverpointe distribution facility in Danville, Virginia for $4.3 million. This facility was necessary to service increased demand for the Debtors' home fashions products which the Debtors were experiencing at that time.

	The Debtors closed their Riverside Plant in the fourth quarter of fiscal 1997 and their Spindale Plant in January 1999. This consolidation reduced the number of apparel fabrics weaving plants from four to two.

	In 2002, the Debtors completed a consolidation which included the closure of the Newnan, Georgia home fashions sewing plant and consolidation of its capacity primarily into the Debtors' Brookneal and Danville, Virginia sewing operations. Additionally, the Debtors reduced their apparel fabrics weaving capacity by relocating certain looms from their weaving facility in Danville to the Sevierville, Tennessee plant and replacing those looms with newer, modern looms utilized primarily for weaving home fashions products. In connection with the installation of the newer home fashions looms in Danville, the Debtors closed a portion of their home fashions weaving operation at the Greenville, South Carolina plant, resulting in a modest reduction in home fashions weaving capacity.

	In 2003, the Debtors further consolidated their home fashions and apparel fabrics manufacturing operations by closing their home fashions sewing plant in Fort Valley, Georgia, their home fashions distribution facility in Juliette, Georgia, and their remaining home fashions weaving operations in Greenville, South Carolina. The
Debtors also announced that the Debtors would close their Sevierville, Tennessee weaving facility in fiscal 2004. Certain of these operations are being consolidated in the Debtors' remaining manufacturing and distribution facilities. As a result of these changes, the Debtors eliminated over 850 employees for an estimated annual savings of $13.6 million.

	2. The Debtors' Business Operations

	The Debtors operate in three business segments: home fashions, apparel fabrics and engineered products.

	(a)	Home Fashions Division.

	The Debtors' home fashions products include bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows and draperies that are marketed under the "Dan River" name, as well as under private labels of major retail customers and under licenses from, among others, "Carribean Joe", "Colours by Alexander Julian", "Country Living" and "Lilly Pulitzer." The Debtors also market home fashions products for the juvenile market under the "Dan River" name, as well as a number of licensed names and trademarks, including among others:
..	"Barbie,"				.	"Powerpuff Girls,"
..	"Bob the Builder,"		.	"Power Rangers,"
..	"Hummer,"				.	"Robots,"
..	"I Spy,"				.	"Rubbadubbers,"
..	"Lego,"				.	"Scooby-Doo,"
..	"Lionel Trains,"			.	"So Girly,"
..	"Lockheed Martin,"		.	"Spider-Man 2,"
..	"Looney Tunes,"			.	"Spongebob Squarepants,"
..	"Major League Baseball,"	.	"Star Wars,"
..	"NASCAR,"				.	"Stuart Little 2,"
..	"NBA,"				.	"The Wiggles," and
..	"NFL,"				.	"Thomas and Friends."
..	"NHL,"

	The Debtors have also utilized their expertise in juvenile licensing to introduce licensed products in the young adult market. Through a licensing agreement with Seventeen magazine, the Debtors have made in-roads into the teenage markets.

	The Debtors had net sales attributable to home fashions products of:
	.	$342.1 million in fiscal 2003,
	.	$441.2 million in fiscal 2002, and
	.	$469.9 million in fiscal 2001.

	(b) Apparel Fabrics Division.

	The Debtors manufacture a broad range of high quality woven cotton and cotton-blend fabrics, which the Debtors market primarily to manufacturers of men's, women's and children's clothing. The specific markets are career apparel, government and military, sportswear and dress shirts. The Debtors' yarn-dyed and piece-dyed apparel fabrics include:

	.	oxford cloth,

	.	pinpoint oxford cloth,

	.	fancy broad cloth,

	.	seersuckers,

	.	mid and light weight denim,

	.	twills,

	.	chambrays, and

	.	pant fabrics.

	The Debtors believe that they have a reputation as a leader in creating new fabric styles and designs within the apparel fabrics market. The Debtors' product development professionals work independently as well as directly with customers to develop new fabric styles and constructions to respond to retailers' and consumers' needs and direction. The Debtors' development strategy is focused on a variety of novel, functional fabrics and finishes.

	The Debtors also manufacture and market fabrics utilizing "Tencel" lyocell, an innovative natural fiber which had been used primarily in manufacturing women's sportswear. Product development efforts involve fabrics which incorporate new product finishes for end uses such as stain defense, antimicrobial and odor control, and comfort stretch and other innovative fabrics for use in pants and other product categories outside of the traditional shirting lines.

	The Debtors also manufacture and distribute (1) fabrics for use in decorating, crafts and garment sewing, (2) 100% cotton and cotton-blend upholstery fabrics and (3) greige (unfinished) fabrics to converters. The Debtors had net sales attributable to apparel fabrics products of:

	.	$101.8 million in fiscal 2003,

	.	$131.5 million in fiscal 2002, and

	.	$118.9 million in fiscal 2001.

	(c) Engineered Products Division.

	The Debtors' engineered products consist of coated yarns and woven fabrics that are manufactured to customer specification for use in such products as high pressure hoses for the automotive industry, conveyer belts and other industrial applications. The Debtors are the only U.S. producer to provide both water- and solvent-based adhesive systems. The Debtors had net sales attributable to engineered products of:

	.	$33.6 million in fiscal 2003,

	.	$40.3 million in fiscal 2002, and

	.	$42.3 million in fiscal 2001.

	3. Competitive Factors Affecting The Debtors' Businesses

	The Debtors' competitive position varies by product line.
Competitive factors include:


	.	price,

	.	product styling and differentiation,

	.	quality,

	.	flexibility of production and finishing,

	.	delivery time, and

	.	customer service.

	The Debtors sell their products primarily to domestic customers and compete with both large, vertically integrated textile manufacturers and numerous smaller companies specializing in limited segments of the market. The Debtors' competitors include both domestic and foreign companies, a few of which are larger in size and/or have significantly greater financial resources than the Debtors. The Debtors are one of several domestic manufacturers of home fashions products. Certain of their competitors have a significantly greater share of the domestic market than the Debtors do, including WestPoint Stevens Inc. and Springs Industries, Inc., which the Debtors believe collectively account for over 50% of the home fashions bedding products market. The Debtors believe that over 70% of the apparel fabrics, much of which are imported in the form of garments, and over 50% of the home fashions products sold in the U.S. are manufactured overseas. Most sport shirts sold in the U.S. are manufactured outside of the U.S. Due in significant part to the competitive environment, the U.S. textile industry has experienced significant consolidation over the past several years. The Debtors nevertheless have sought and continue to seek opportunities under these circumstances to focus their operations on various value-added businesses that, by their nature, are resistant to imports. Additionally, to supplement the Debtors' own manufacturing capabilities and product lines, the Debtors seek to obtain low cost finished products and product components from a variety of foreign and domestic sources.

	The Debtors have made significant investments in state of the art business management computer systems, such as the SAP enterprise resource planning and i2 production planning systems. The Debtors are currently utilizing their design and product development expertise and their state of the art systems, in cooperation with their customers, to integrate their internal manufacturing capabilities with outside sourcing initiatives in an effort to supply complex, value-added products at attractive price points, with reduced lead times and lower inventory risk.

	The Debtors believe that they are the largest producer of finished light weight yarn-dyed woven cotton and cotton-blend apparel fabrics in the U.S. With respect to men's shirtings, based on net sales, the Debtors believe they are the largest producer of oxford cloth and pinpoint oxford cloth and the leading producer of light weight yarn-dyed shirting fabrics in the Western Hemisphere. In the sportswear and upholstery fabrics markets, the Debtors are one of a number of domestic producers. In the sport shirt market, the Debtors are one of many world-wide producers.

	The Debtors believe they are in a unique position to service the core demand for fabrics by garment manufacturers desiring to maintain a manufacturing base in the Western Hemisphere. The NAFTA and CBI trade initiatives, described below, as well as the Debtors' proximity and ability to respond promptly to their needs, help make the Debtors' products attractive to these core customers in comparison to imported fabrics from other parts of the world. Additionally, certain of the Debtors' customers, such as career apparel manufacturers, remain focused on a domestic source of supply and are a significant part of the Debtors' apparel fabrics business. The Debtors seek to enhance their core product offerings through their product development efforts as the Debtors create new product finishes for special end uses such as stain defense, antimicrobial and odor control, and as the Debtors develop comfort stretch and other innovative products for use in pants and other fabric categories outside of their traditional shirting lines. Additionally, the Debtors believe their design expertise and their emphasis on shortening production and delivery times allow the Debtors to respond quickly to changing fashion trends and to their domestic customers' delivery schedules.

	4.	Regulatory Factors Affecting The Debtors' Businesses

	(a)	Trade Regulation.

	The trade initiatives described below are very complex, especially in the way in which they interact with each other. This complexity is exacerbated by the high degree of variability and unpredictability displayed by the regulatory agencies of each country in interpreting and enforcing the applicable laws. Additionally, governmental monetary and tax policies of U.S. trading partners can have substantial impact on the Debtors' ability to compete with imports from those countries. The Debtors believe that collectively, international trade laws and policies, and particularly the interpretation and enforcement policies adopted by the U.S. and its trading partners, have had an adverse effect on the textile and apparel industries in the U.S. The Debtors can provide no assurance that this situation will improve, or that such laws and policies, and the interpretation and enforcement thereof, will not have a further adverse impact on the Debtors' business in the future.

	The extent of import protection afforded by the U.S. government to domestic textile producers has been, and continues to be, subject to considerable domestic political deliberation. NAFTA, which was entered into by the U.S., Canada and Mexico, has created the world's largest free-trade zone. The agreement contains safeguards sought by the U.S. textile industry, including a rule of origin requirement that products be processed in one of the three countries in order to benefit from NAFTA. NAFTA phases out all trade restrictions and tariffs on textiles and apparel among the three countries. In addition, NAFTA requires merchandise to be made from yarns and fabrics originating in North America in order to avoid trade restrictions. Thus, not only must apparel be made from North American fabric, but the fabric must be woven from North American spun yarn. Similar protections are afforded to apparel manufacturers based in certain Caribbean and Central American countries which ship finished garments into the U.S. under Item 9802.00.80 of the Harmonized Tariff Schedule of the U.S. as authorized by the Caribbean Basin Recovery Act (the "CBI"). Item 9802.00.80 reduces certain tariffs which would otherwise apply to apparel garments manufactured outside the U.S. and shipped into the U.S., provided that the garments are manufactured from fabric produced and cut domestically. The Caribbean Basin Trade Partnership Act (the "CBTPA"), became law in 2000. The CBTPA expands the current CBI program by allowing duty-free and quota-free treatment for imports of certain apparel from the Caribbean Basin, and by extending NAFTA-equivalent tariff treatment to a number of other products previously excluded from the CBI program. Specifically, under the CBTPA, garments assembled in one or more CBTPA designated countries from fabrics wholly formed in the U.S. from yarns wholly formed in the U.S., would be eligible for such favorable treatment. The Debtors believe that collectively NAFTA and CBI, as modified by CBTPA, should be beneficial for them and other domestic producers of apparel fabrics, because they create an attractive manufacturing base for apparel in close proximity to the U.S.

	In 1995, the World Trade Organization, or WTO, established mechanisms to progressively liberalize world trade in textiles and clothing by eliminating quotas and reducing duties over a 10-year period beginning in January 1995. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: tops and yarns, fabrics, made-up textile products and apparel. In 2000, Congress passed and the President signed the African Growth and Opportunity Act (the "AGOA"), which is intended to promote growth and economic prosperity of certain sub-Saharan African countries through, among other things, greater duty-free access to U.S. markets. The elimination of quotas and the reduction of tariffs under the WTO, together with the effects of the AGOA, have resulted in increased imports of certain textile products and apparel into North America. These factors have made the Debtors' products less competitive against low cost imports from developing countries. Additionally, macroeconomic factors such as the strength of the dollar versus foreign currencies (particularly Asian currencies) have had and could continue to have an adverse effect on the Debtors' ability to compete with foreign imports.

	(b) Environmental Regulation.

	The Debtors must comply with various federal, state and local environmental laws and regulations limiting the discharge of pollutants and the storage, handling and disposal of a variety of substances. In particular, the Debtors' dyeing and finishing operations result in the discharge of substantial quantities of wastewater and emissions to the atmosphere. The Debtors must comply with the federal Clean Water and Clean Air Acts, and related state and local laws and regulations. The Debtors' operations also are governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder, which, among other things, establish cotton dust, formaldehyde, asbestos and noise standards, and regulate the use of hazardous chemicals in the workplace. The Debtors believe that they currently comply in all material respects with applicable environmental or health and safety laws and regulations.

	The Debtors are currently evaluating recent regulatory initiatives under the Clean Air Act which pertain to nitrogen oxide air emissions and hazardous air pollutant emissions. These initiatives could potentially require some combination of process changes or limitations, or additional air emissions monitoring or control equipment at certain of the Debtors' facilities which, in turn, could require capital expenditures, increase operating costs or limit their operations. Based on the information presently available, the Debtors do not believe that the cost of, or any operational constraints or modifications required to, assure future compliance with the above-described laws, regulations and initiatives, or to remediate existing environmental contamination, will have a material adverse effect on their results of operations or financial condition. However, there can be no assurance that:

	.	upon further evaluation, the Debtors will not
		determine that the Clean Air Act initiatives described above will be more costly or more restrictive to their operations than they now believe,

	.	environmental requirements will not become more
		stringent in the future,

	.	the position taken by various regulatory agencies in
		respect of regulatory matters or allegedly contaminated sites will not change in a manner materially adverse to the Debtors,

	.	claims in material amounts will not be brought by
		regulatory agencies or third parties,

	.	additional sites which are alleged to have been
		contaminated by the Debtors or their predecessors will not be discovered,

	.	assessments as to extent or nature of contamination
		or need for clean-up of sites will not change, or

	.	the Debtors will not incur material costs in order to
		address any such matters.

	5.	Debtors' Assets, Debt Structure, and Other Pre-Petition
Obligations

	Information concerning the assets and liabilities of the Debtors is found in the Schedules filed by the Debtors with the Court. As reflected in the Debtors' Schedules, as of April 3, 2004, the Debtors had estimated assets totaling approximately $426,000,000, at book value, and estimated liquidated secured liabilities of approximately $121,000,000.

	On April 15, 2003, the Debtors completed the refinancing of substantially all of their outstanding long-term debt. The refinancing included the sale, at 95.035 percent of par, of 12-3/4 percent senior notes due 2009 in the aggregate principal amount of $157 million. In addition, the Debtors entered into the Prepetition Credit Agreement dated April 15, 2003 with Deutsche Bank Trust Company Americas, as Agent for the Prepetition Lenders. The Prepetition Credit Agreement provided for a five-year $40 million term loan and a $160 million revolving credit facility.

	As of the Petition Date, the principal and interest outstanding under the term loan was approximately $34.42 million, and the principal and interest outstanding under the revolving credit facility was approximately $79.25 million. In addition, letters of credit in the approximate amount of $4.53 million were outstanding under the terms of the Prepetition Credit Agreement, for a total amount outstanding under the Prepetition Credit Agreement of approximately $118.20 million as of the Petition Date. The Debtors' obligations under the Prepetition Credit Agreement were secured by substantially all of the Debtors' assets. During the Bankruptcy Case, and as a result of the DIP Loan Facility, described in more detail in
Section IV.C of this Disclosure Statement, the Holders of Prepetition Lender Claims previously received, in full and final satisfaction of their Claims Cash equal in amount to one hundred percent (100%) of their Claims and, as a result, Prepetition Lender Claims are not classified or otherwise provided for in this Plan and the Holders of Prepetition Lender Claims are not entitled to vote to accept or reject the Plan.

B. 	EVENTS LEADING TO, AND CIRCUMSTANCES SURROUNDING, THE CHAPTER 11
	FILING

	In fiscal 2003, the Debtors experienced a significant drop in revenues beginning in the second quarter. Retail sales of the Debtors' products began to weaken in the second quarter due to a lackluster retail environment in general and inventory adjustments by some of their customers, including their largest customer, Kmart. For fiscal 2003, total revenues were down 22.1 percent compared to the previous year. During the second, third and fourth quarters of fiscal 2003, in response to the drop in sales, the Debtors initiated plans to eliminate approximately $18 million in annual expenses through the closure and consolidation of manufacturing facilities and a reduction of workforce. Four manufacturing facilities were closed, which eliminated over 850 positions for a total estimated annual savings of $13.6 million. Approximately 80 managerial and administrative positions were eliminated which reduced annual expenses by over $4 million. The benefits of these cost-cutting efforts were not expected to be realized until fiscal 2004, too late to mitigate a continued reduction in gross profit caused by the poor economic environment.
The Debtors' gross profit for fiscal 2003 was approximately $61 million less than their gross profit for the previous year.

	As a result of the Debtors' financial performance, they failed to meet the maximum leverage ratio covenant contained in the Prepetition Credit Agreement for the third quarter of 2003. The Debtors and the Prepetition Lenders entered into an amendment of the Prepetition
Credit Agreement that waived the covenant violation and imposed new requirements for minimum levels of excess availability and monthly operating EBITDA. An additional amendment and waiver to the Prepetition Credit Agreement was executed in December 2003, waiving certain anticipated defaults resulting from the Debtors' financial performance and imposing additional requirements on the Debtors.
Another amendment was executed in January 2004 modifying certain terms of the Prepetition Credit Agreement. Among other things, the Prepetition Credit Agreement, as amended, required the Debtors to deliver to the Prepetition Agent on March 31, 2004 satisfactory evidence that the Debtors would be in compliance with the financial covenants in the Prepetition Credit Agreement for the fiscal quarter ending April 3, 2004. The Debtors' sales and profitability did not sufficiently improve to be in compliance with all of the Prepetition Credit Agreement's financial covenants. As a result, commencing April
1, 2004, the Debtors would have been in default under the Prepetition Credit Agreement. Accordingly, the Debtors no longer had access to the funds necessary to meet their operating expenses and were faced with a loss of enterprise value if they did not restructure their debt and obtain additional financing. Therefore, the Debtors concluded, after consultation with their advisors, that their interests and the interests of their creditors and employees were best served by a reorganization under Chapter 11 of the Bankruptcy Code.

					III

		     CORPORATE GOVERNANCE OF THE
		 DEBTORS DURING THE CHAPTER 11 CASES

	A.	BOARDS OF DIRECTORS

	The board of directors of Dan River has five members. Joseph L. Lanier, Jr., the chairman of the board of Dan River, also serves as the sole director of Dan River Factory Stores and Dan River International and is the sole manager of Bibb. The directors of Dan River are divided into three classes with the directors in each class serving a term of three years. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. Additionally, directors newly elected by the Board must stand for re-election by the shareholders at the next annual meeting following their election by the Board. Directors serve until the annual meeting held during the year their term expires, until their successors are elected and qualified, or until their death, resignation or removal. Certain information concerning Dan River's directors is provided below.

	The following table sets forth information concerning Dan River's directors:



Name					Age			Expiration of Term
----					---			------------------
Donald J. Keller			72			2004
Joseph L. Lanier, Jr.		72			2004
Edward J. Lill			72			2006
John F. Maypole			65			2006
Rainer H. Mimberg			62			2005

	Donald J. Keller has been a director of Dan River since 1998. Mr. Keller was non-executive chairman of Vlasic Foods, International from 1998 until 2001. From 1993 until 1998 he was chairman of B.
Manischewitz Company, a food manufacturer, and was co-chief executive officer of B. Manischewitz Company from 1992 until 1993. From 1995 until 1997 he was chairman of the board of Prestone Products
Corporation, an automotive chemicals manufacturer.

	Joseph L. Lanier, Jr. has been chairman of the board of directors and chief executive officer of Dan River since 1989. Mr. Lanier is also a director of Flowers Foods, Inc., a food company, Torchmark
Corporation, an insurance company, and Dimon Incorporated, a tobacco products company.

	Edward J. Lill has been a director of Dan River since 1997. Mr. Lill was a senior partner and vice chairman of the accounting firm Deloitte & Touche from 1988 until his retirement in 1995.

	John F. Maypole has been a director of Dan River since 1992. Mr. Maypole has for the past 20 years served as a consultant to and/or director of various corporations and providers of financial services, prior to which he served in various financial and general management capacities with two publicly owned companies. Mr. Maypole also serves as a director of MassMutual Financial Group, a life insurance and financial services company, and Church and Dwight Co., Inc., a household consumer product and specialty chemical company.

	Rainer H. Mimberg has been a director of Dan River since 2002. Mr. Mimberg spent most of his career at Bestfoods, an international food company, until his retirement in 2000. He was Vice President-Investor Relations of Bestfoods from 1998 until 2000 and Vice President-Finance from 1997 until 1998. Prior to 1997 he served in a number of management capacities, primarily involving Bestfoods' international operations.

	B. SENIOR MANAGEMENT

	The following table sets forth information concerning Dan River's executive officers:

Name					Age		Position Held
----					---		-------------
Joseph L. Lanier, Jr.		72		Chairman, Chief Executive
							Officer and Director

Thomas L. Muscalino		53		President and Chief
							Operating Officer

Barry F. Shea			55		Executive Vice President-
							Chief Financial Officer

Gregory R. Boozer			49		Executive Vice President-
							Manufacturing

Harry L. Goodrich			53		Vice President, Secretary
							and General Counsel

Denise Laussade			46		Vice President-Finance

Gary D. Waldman			48		Vice President-Controller

	Joseph L. Lanier, Jr. has been chairman of the board of directors and chief executive officer of Dan River or its predecessor since
1989. Mr. Lanier is also a director of Flowers Foods, Inc. (a food company), Torchmark Corporation (an insurance company) and Dimon
Incorporated (a tobacco products company).

	Thomas L. Muscalino was president of Dan River's home fashions division from 1993 until he was promoted to president and chief operating officer effective August 29, 2003.

	Barry F. Shea was vice president-finance, chief financial officer and assistant secretary of Dan River from 1989 until 1996 and was vice president-chief financial officer from 1996 until October 1998, when he was elected executive vice president-chief financial officer.

	Gregory R. Boozer was vice president-manufacturing services of Dan River from 1989 until October 1998, when he was elected executive vice president-manufacturing.

	Harry L. Goodrich has been secretary and general counsel of Dan River since 1989 and has been vice president since 1995.

	Denise Laussade has been vice president-finance of Dan River since October 1999 and was assistant treasurer of Darden Restaurants, Inc. from 1995 to 1999. From July to October 1999, Ms. Laussade served as director-marketing analysis for a subsidiary of Darden Restaurants, Inc.

	Gary D. Waldman has been controller of Dan River since 1996. He was assistant controller from 1992 until 1996, and director of taxes from 1990 until 1992. He was elected vice president-controller in February 2001.

	Dan River's executive officers are elected by the board of directors and generally hold office until the next annual meeting of Dan River's directors or until their successors are elected and qualified.

					IV.

		SIGNIFICANT DEVELOPMENTS IN THE CHAPTER 11 CASES

A.	"FIRST DAY" ORDERS AND RETENTION OF PROFESSIONALS

	On the Petition Date, the Debtors filed "first day" motions and applications with the Court seeking certain relief to aid in the efficient administration of the Bankruptcy Cases and to facilitate the Debtors' transition to debtor-in-possession status. These motions and applications were granted at the "first day" hearing held on April 1, 2004. Pursuant to the Court's first-day orders and subsequent retention orders, King & Spalding LLP was retained as counsel to the Debtors; Conway, Del Genio, Gries & Co. was retained as the Debtors' restructuring advisor; and Bankruptcy Management Corporation was retained as the Claims Agent for the Bankruptcy Cases. In addition, the Debtors sought and obtained several orders from the Bankruptcy Court that were intended to enable the Debtors to operate to the extent possible in the normal course of business during the Chapter 11 process. Among other things, these orders:

	.	authorized the Debtors to operate their consolidated cash
		management system during the Chapter 11 cases in substantially the same manner as it was operated prior to the commencement of the Chapter 11 cases;

	.	authorized payment of certain prepetition employee salaries,
		wages, and benefits and reimbursement of prepetition employee business expenses;

	.	authorized payment of prepetition sales, payroll, and use
		taxes owed by the Debtors; and,

	.	authorized payment of certain prepetition obligations to
		customers and certain customs brokers, common carriers and warehousemen.

	In addition, at the "first day" hearing, the Debtors obtained interim approval to enter into the DIP Loan Facility. The DIP Loan Facility is described in Section IV.C of the Disclosure Statement.

B.	 APPOINTMENT OF COMMITTEE

	On April 12, 2004, the United States Trustee appointed the Official Committee of Unsecured Creditors pursuant to section 1102(a) of the Bankruptcy Code. The members of the Committee that were appointed are: L.C. Capital Master Fund, Ltd., Progressive Screen Engraving, Inc., Wellman, Inc., HSBC Bank, USA, Singer Children's Management Trust & Affiliates, Sandler Capital Management, and Teijan Akra, USA. Progressive Screen Engraving, Inc. subsequently resigned from the Committee. By orders entered on May 11, 2004, the Committee was authorized to retain Akin, Gump, Strauss, Hauer and Feld, LLP as counsel to the Committee and Alston & Bird, LLP as co-counsel to the Committee. By order dated May 20, 2004 the Committee was authorized to retain Houlihan Lokey Howard & Zukin as financial advisors to the Committee.

C.	 DEBTOR-IN-POSSESSION FINANCING

	As part of the "first day" hearing in the Bankruptcy Case the Debtors sought authorization to enter into the DIP Loan Facility that would provide financing of $145 million consisting of $110 million in the form of revolving loans and $35 million in the form of a single term loan. On April 1, 2004, the Bankruptcy Court entered an order (the "Interim Order") that authorized the Debtors to enter into the DIP Loan Facility on an interim basis and authorized the Debtors to borrow up to $40 million under the DIP Loan Facility. A final hearing on the Debtors' motion to enter into the DIP Loan Facility was conducted on April 27, 2004. After the final hearing, a stipulation (the "First Stipulation") was entered that extended the effect of the Interim Order until May 7, 2004 to allow the Debtors, the Committee and the DIP Lenders time to resolve remaining issues regarding the DIP Loan Facility. The First Stipulation also increased the amount that the Debtors could borrow under the DIP Loan Facility on an interim basis from $40 million to $45 million. A second stipulation (the "Second Stipulation") was entered on May 7, 2004 that extended the effect of the Interim Order until May 28, 2004. The Second Stipulation also increased the amount that the Debtors could borrow under the DIP Loan Facility to $75 million. On May 28, 2004, a final order was entered that authorized the Debtors to enter into the DIP Loan Facility.

	Borrowings under the DIP Loan Facility were used to refinance in full the Prepetition Lender Claims. The DIP Loan Facility is secured by a first priority priming lien on substantially all of the Debtors' assets subject to a carve-out of $1 million for payment of professional expenses. The DIP Loan Facility contains financial covenants requiring the Debtors to maintain minimum levels of earnings before certain corporate items, interest, taxes, depreciation, and amortization ("Operating EBITDA"), as defined. In addition, the DIP Loan Facility imposes restrictions relating to, among other things, capital expenditures, asset sales, incurrence or guarantee of debt, acquisitions, sale of receivables, certain payments and investments, affiliate and subsidiary transactions, payment of dividends and repurchases of stock, derivatives, and excess cash. The DIP Loan Facility also requires that proceeds from sales of certain assets be used to repay specified borrowings and permanently reduce the commitment amount under the facility. Availability under the revolving credit of the DIP Loan Facility is based upon a borrowing base determined by reference to eligible accounts receivable and inventory, as defined. The DIP Loan Facility requires strict adherence with a weekly cash flow budget.

D.	DISSEMINATION OF INFORMATION ABOUT THE CASE

	The Debtors have been actively engaged in providing information about the Debtors' businesses and proceedings in these Cases to various parties-in-interest. The Debtors provided extensive information about the Debtors' financial, corporate, and operational status to creditors at the initial meeting of creditors held pursuant to section 341 of the Bankruptcy Code. The Debtors also have provided regular updates to the Committee through its counsel. In addition, the Debtors have provided formal and informal updates to various creditors in hundreds of unscheduled calls over the course of the Cases.

E.	REJECTION AND ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED
	LEASES

	As part of the review of their ongoing business operations, the Debtors reviewed certain of their executory contracts and unexpired leases to determine those contracts that were no longer beneficial to their business operations. As a result of this analysis, the Debtors obtained approval from the Bankruptcy Court to reject certain of their executory contracts and unexpired leases. The contracts that have been rejected include two equipment leases with Boeing Capital Corporation, a music service contract with Muzak, LLC, and a trademark license agreement with Sesame Workshop. The Debtors have also sought approval for the rejection of a contract with AT&T Corp. The Debtors also rejected leases for their former outlet store locations in Destin, Florida, Commerce, Georgia, and Surfside Beach, South
Carolina. The Debtors also rejected the lease for their former Arnco plant in Newnan, Georgia.

	Similarly the Debtors have sought to assume contracts where such contracts are beneficial to their ongoing business operations or could be amended such that they would be beneficial to the Debtors' business operations. Specifically, the Debtors have sought approval to assume certain trademark license agreements with Warner Bros. Consumer
Products subject to amendments that were agreed upon by the parties. These amendments include delaying the due date for certain "minimum guarantee" payments due under the license agreements, extending the term for certain of the license agreements, and establishing the cure amount that would be paid for the assumption of the license agreements upon the effective date of the Plan.

	The Debtors are continuing to review their executory contracts and unexpired leases. The proposed treatment for executory contracts and leases that are not assumed or rejected prior to confirmation of the Plan is discussed in Section VIII of the Disclosure Statement.

F.	 SEVERANCE AND KEY EMPLOYEE RETENTION

	To ensure the retention of employees critical to the Debtors' continued operations, the Debtors filed a motion on June 7, 2004 to obtain authority to implement a key employee retention plan (the "KERP"). The KERP provides for a variety of incentives and benefits to certain of the Debtors' critical employees, including senior executives, vice-presidents, and other key managers (the "Covered Employees"). Under the KERP, the Covered Employees are divided into five (5) categories based upon each Covered Employee's position with the Debtors, and, in management's business judgment, the relative importance and indispensability of that employee's contribution to the Debtors' business operations. Employee Tier 1 consists of the Debtors' Chairman and Chief Executive Officer. Employee Tier 2 consists of four (4) senior executives. Employee Tier 3 consists of ten (10) key executives. Employee Tier 4 consists of fifteen (15) key members of middle management. Employee Tier 5 consists of seventeen
(17) key members of middle management and production staff. Participation in the Key Employee Retention Plan is voluntary for the Covered Employees, some of whom may be parties to prepetition employment contracts with one or more of the Debtors. By "opting in" to the Key Employee Retention Plan, the Covered Employees will be deemed to agree that the terms and conditions of the Key Employee Retention Plan supersede any contractual obligations related to compensation or severance in their employment contracts.

	On July 2, 2004, the Bankruptcy Court entered an order approving the KERP with respect to Covered Employees in Tiers 3 through 5. The KERP as approved by the Bankruptcy Court granted Covered Employees in Tiers 3 through 5 stay bonuses ranging from 20% to 60% of the Covered Employees' salary and also established a program for severance payments. The Debtors are continuing to resolve issues related to the KERP for Covered Employees in Tiers 1 and 2 and expect to file a motion shortly to obtain approval of the KERP for such employees. However, as of the date of this Disclosure Statement, the KERP has not yet been approved for Covered Employees in Tiers 1 and 2.

G.	POST-PETITION FINANCIAL PERFORMANCE

	The Debtors' financial performance since the Petition Date is summarized in monthly operating reports that the Debtors have filed with the Bankruptcy Court.

H.	CLAIMS BAR DATE AND CLAIMS SUMMARY

	On, May 18, 2004, the Bankruptcy Court entered an order (the "Bar Date Order") fixing August 10, 2004 as the deadline by which all creditors other than governmental units must file proofs of claim in the Bankruptcy Cases. The Bar Date Order established September 27,
2004 as the deadline by which governmental units must file proofs of claim in the Bankruptcy Cases. The Bar Date Order also approved the form and manner of notice of the Bar Date. On June 9, 2004 through June 12, 2004, notice of the Bar Date Order was sent to all known holders of claims against the Debtors, all counterparties to executory contracts or unexpired leases with the Debtors, and other parties in interest as required by the Bar Date Order. Notice of the Bar Date
Order was also published in The Wall Street Journal (National
Edition), The New York Times (National Edition), the Atlanta Journal-Constitution, the Danville Register and Bee, and the Greensboro News and Record.

	According to the Debtors' Schedules, the total amount of General Unsecured Claims is approximately $214 million. As of July 21, 2004, 813 claims have been filed in the Bankruptcy Case totaling in the aggregate approximately $21 million. This amount includes claims that have been characterized by the purported holders of the claims as claims that are Administrative Claims, Priority Claims, Secured Claims and Unsecured Claims. The Debtors have not yet had an opportunity to review these filed claims to determine whether they are properly classified, duplicative, or invalid for any other reason. The Debtors will have a more accurate assessment of their liabilities after the deadlines for filing proofs of claim established by the Bar Date Order have passed.


					V.

			  SUMMARY OF THE PLAN

A.	CLASSIFICATION OF CLAIMS AND INTERESTS

	1.	Introduction

	The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of the Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. The treatment with respect to each Class of Claims and Interests provided for in the Plan shall be in full and complete satisfaction, release and discharge of such Claims and Interests.

	2.	Classification

	For purposes of classification and treatment under the Plan, Claims against Dan River, Bibb, Dan River International, and Dan River Factory Stores, respectively, are classified in a single class regardless of whether such Claims are assertable against one or more of Dan River, Bibb, Dan River International, and Dan River Factory Stores. The Debtors do not believe that such classification or treatment adversely impacts upon the rights of any Holder of a Claim. The Debtors do not intend, by so classifying Claims, to effect a substantive consolidation of any of the Debtors or their respective Estates. Rather, the separate corporate existence of each of the Debtors is preserved under the Plan in accordance with Article 6.1 of the Plan. Notwithstanding the single classification and treatment, the Claims against Dan River, Bibb, Dan River International, and Dan River Factory Stores, respectively, shall be deemed to be in a separate and distinct subclass for each respective Debtor for purposes of voting on, and determining acceptance of, the Plan.

	For purposes of classification and treatment under the Plan, Interests against Dan River, Bibb, Dan River International, and Dan River Factory Stores, respectively, are classified in four subclasses.

The classification of Claims under the Plan is as follows:

										Entitled
Class		Designation				Impairment		to Vote
-----		-----------				----------		--------
1		Other Secured Claims		Unimpaired		No
2		Priority Claims			Unimpaired		No
3		American National Bank Claim	Impaired		Yes
4		General Unsecured Claims	Impaired		Yes
5		Unsecured Convenience Claims	Impaired		Yes
6		Subordinated Claims		Impaired		No

The classification of Interests under this Plan are as follows:

7A		Dan River Interests		Impaired		No
7B		Bibb Interests			Unimpaired		No
7C		Dan River International		Unimpaired		No
		Interests
7D		Dan River Factory Stores	Unimpaired		No
		Interests

	The Classes of Claims and Interests, as well as their treatment and an analysis of whether they are impaired or unimpaired, are described in more detail as follows:

	(a)	Class 1 -- Other Secured Claims.  Class 1 consists
of Secured Claims under section 506 of the Bankruptcy Code other than the Prepetition Lender Claims or the American National Bank Claim. According to the Debtors' Schedules, the amount of the Other Secured Claims is no more than $116,000. Under the Plan, the legal, equitable and contractual rights of the Holders of Class 1 Other Secured Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtors agree to a different treatment, at the option of the Debtors disclosed in the Plan Supplement each Holder of an Allowed Class 1 Other Secured Claim shall receive, in full and final satisfaction of such Allowed Class 1 Other Secured Claim, one of the following alternative treatments: (a) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be reinstated and the Holder paid in accordance with such legal, equitable and contractual rights; (b) the Debtors shall surrender all collateral securing such Claim to the Holder thereof, in full satisfaction of such Holder's Allowed Class 1 Other Secured Claim, without representation or warranty by or recourse against the Debtors or Reorganized Debtors; or (c) such Allowed Class 1 Other Secured Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

	Voting:	  Class 1 is an Unimpaired Class, and the
	Holders of Allowed Class 1 Other Secured Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy
	Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

	(b)	Class 2 -- Priority Claims.  Class 2 consists of
all Priority Claims entitled to priority under section 507(a) of the Bankruptcy Code other than an Administrative Expense Claim or a Priority Tax Claim. The Debtors believe that all such claims have been paid in full pursuant to First Day Orders entered in the Bankruptcy Cases. Under the Plan, the legal, equitable and contractual rights of the Holders of Class 2 Priority Claims, if any, are unaltered by the Plan. Unless the Holder of such Claim and the Debtors agree to a different treatment, at the option of the Debtors disclosed in the Plan Supplement each Holder of an Allowed Class 2 Priority Claim shall receive, in full and final satisfaction of such Allowed Class 2 Priority Claim, one of the following alternative treatments: (a) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors on the Effective Date; (b) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors when and as such Claim becomes due and owing in the ordinary course of business; or (c) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

	Voting: Class 2 is an Unimpaired Class, and the
	Holders of Class 2 Priority Claims are
	conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy
	Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

	(c)	Class 3 -- American National Bank Claim.  Class 3
consists of all Secured Claims arising under or pursuant to the American National Bank Credit Documents. According to the Debtors' Schedules, the amount of the American National Bank Claim is approximately $3 million. The Plan provides that in full and final satisfaction of the Allowed American National Bank Claim, on the Effective Date the Holder of such Allowed American National Bank Claim shall receive an amended, modified and restated promissory note that (i) shall continue to be secured by the Lien of the American National Bank Deed of Trust (ii) shall provide for the payment by Dan River to the holder of such amended, modified and restated promissory note of one hundred fifty (150) equal monthly Cash payments commencing on the first Business Day of the calendar month immediately following the Effective Date and continuing on the first Business Day of calendar month thereafter, and (iii) provides for the level monthly amortization of the Allowed American National Bank Claim over such one hundred fifty (150) month period at a fixed interest rate of nine percent (9%) per annum.

	Voting: Class 3 is an Impaired Class, and pursuant to section 1126 of the Bankruptcy Code, each Holder of an Allowed American National Bank Claim is entitled to vote to accept or reject the Plan.

	(d)	Class 4 -- General Unsecured Claims.  Class 4
consists of all Unsecured Claims against the Debtors other than an Unsecured Convenience Claim or a Subordinated Claim. According to the Debtors' schedules, the amount of these claims, which include Prepetition Notes Claims, is approximately $214 million. Under the Plan, each Holder of an Allowed Class 4 General Unsecured Claim shall receive, in full and final satisfaction of such Allowed Class 4 General Unsecured Claim, on (i) the Initial Distribution Date or (ii) the first Distribution Date after the date on which such General Unsecured Claim becomes an Allowed Claim, such Holder's Pro-Rata share of the Class 4 Share of New Common Stock.

	Voting: Class 4 is an Impaired Class, and pursuant to section 1126 of the Bankruptcy Code, each Holder of an Allowed Class 4 General Unsecured
	Claim is entitled to vote to accept or reject the Plan.

	(e) Class 5 -- Unsecured Convenience Claims. Class 5 consists of any Allowed Unsecured Claim in an amount that is equal to or less than $2,500 other than a Prepetition Notes Claim or a Subordinated Claim. The Plan provides that on the later of (i) the Initial Distribution Date, and (ii) the date on which its Unsecured Convenience Claim becomes an Allowed Claim, each Holder of an Allowed Class 5 Unsecured Convenience Claim shall receive, in full and final satisfaction of such Holder's Allowed Class 5 Unsecured Convenience Claim, a Cash payment in an amount equal to thirty percent (30%) of such Holder's Allowed Class 5 Unsecured Convenience Claim.

	Voting: Class 5 is an Impaired Class.  Pursuant to
	section 1126 of the Bankruptcy Code, the Holders of Allowed Class 5 Unsecured Convenience Claims are each entitled to vote to accept or reject the Plan.

	(f)	Class 6 -- Subordinated Claims.  Class 6 consists
of any Unsecured Claim that is subordinated in priority to Allowed General Unsecured Claims pursuant to the provisions of section 510 of the Bankruptcy Code or other applicable law, including, without limitation, Claims, if any, (a) arising from rescission of a purchase or sale of Existing Securities or Prepetition Notes, (b) for damages resulting from the purchase or sale of such securities, or (c) for reimbursement or contribution on account of such Claims. The Debtors have not yet filed any proceedings to subordinate any claims, but the Plan makes provision for Subordinated Claims in the event that any Unsecured Claims are ultimately found to be Subordinated Claims. Under the Plan, the Holders of Subordinated Claims will receive no distributions on account of their respective Claims and all rights with respect thereto will be cancelled and fully extinguished pursuant to, and on the Effective Date of, the Plan.

	Voting: Class 6 is an Impaired Class.  Pursuant to
	section 1126(g) of the Bankruptcy Code, Holders of Class 6 Subordinated Claims are conclusively deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

	(g)	Class 7 --  Interests.  Class 7 is divided into
four sub-classes. Class 7A consists of all Interests in Dan River; Class 7B consists of all Interests in Bibb; Class 7C consists of all Interests in Dan River International; and Class 7D consists of all Interests in Dan River Factory Stores. Under the Plan, Reorganized Dan River shall retain its Interests in Bibb, Dan River International, and Dan River Factory Stores. The Holders of Class 7A Interests in Dan River will receive no distributions on account of such Interests and such Interests will be cancelled and fully extinguished pursuant to, and on the Effective Date of, the Plan.

	Voting: With respect to Dan River, Class 7A is an
	Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 7A Interests in Dan River are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.
	With respect to Bibb, Dan River International, and
	Dan River Factory Stores, Classes 7B, 7C and 7D are Unimpaired Classes, and the Holder of Class
	7B, 7C and 7D Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holder of Interests in Classes 7B, 7C and 7D are not entitled to vote to accept or reject the Plan.

B.	TREATMENT OF UNCLASSIFIED CLAIMS.

	1.	Summary.  Pursuant to section 1123(a)(1) of the Bankruptcy
Code, Administrative Expense Claims and Priority Tax Claims against the Debtors are not classified for purposes of voting on, or receiving Distributions under, the Plan. Similarly, Claims of the DIP Lender under the DIP Loan Facility are not classified for purposes of voting on, or receiving Distributions under, the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with Article IV of the Plan and in accordance with the requirements set forth in section
1129(a)(9)(A) of the Bankruptcy Code. In addition, during the Bankruptcy Case the Holders of Prepetition Lender Claims previously received in full and final satisfaction of their Claims Cash equal in amount to one hundred percent (100%) of their Claims and, as a result, Prepetition Lender Claims are not classified or otherwise provided for in this Plan and the Holders of Prepetition Lender Claims are not entitled to vote to accept or reject the Plan.

	2.	Administrative Expense Claims.  Administrative Expense
Claims are claims for payment of administrative expenses of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code. Such claims include the actual, necessary expenses of preserving the Debtors' assets incurred after the Petition Date, including post-petition trade payables, equipment and real estate leases, wages, salaries or commissions for services rendered after the Petition Date, amounts necessary to cure defaults under executory contracts or unexpired leases to be assumed, and Claims for Professional Compensation. Subject to the provisions of sections 330(a) and 331 of the Bankruptcy Code that apply to Claims for Professional Compensation, the Plan provides that each Holder of an Allowed Administrative Expense Claim will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash on the latest of (i) the Effective Date, (ii) the date such Claim becomes an Allowed Administrative Expense Claim, or (iii) upon such other terms as may be agreed upon by such Holder and Reorganized Debtors or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Expense Claims representing obligations incurred by the Debtors in the ordinary course of business, or otherwise assumed by the Debtors on the Effective Date pursuant to the Plan, including any tax obligations arising after the Filing Date, will be paid or performed by Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements or governing non-bankruptcy law governing such obligations.

	3.	Bar Date for Filing Administrative Expense Claims.  Except
as otherwise provided in the Plan, any Person holding an Administrative Expense Claim, other than (i) an Administrative Expense Claim arising from the purchase by the Debtors of goods and services in the ordinary course of business or (ii) the DIP Lender for any Claim arising under the DIP Loan Facility, shall file a proof of such Administrative Expense Claim with the Claims Agent within thirty (30) days after the Reorganized Debtors provide notice by mail or by publication, in a form and manner approved by the Court, of the entry of the Confirmation Order. Any such Person who fails to timely file a proof of such Administrative Expense Claim with the Claims Agent shall be forever barred from seeking payment of such Administrative Expense Claim by the Debtors, the Estates, or the Reorganized Debtors. Any
Person seeking an award by the Bankruptcy Court of Professional Compensation shall file a final application with the Bankruptcy Court for allowance of Professional Compensation for services rendered and reimbursement of expenses incurred through the Effective Date within sixty (60) days after the Effective Date or by such other deadline as may be fixed by the Bankruptcy Court. The provisions of this paragraph shall not apply to any professional providing services pursuant to and subject to the limits contained in the Order
Authorizing Debtors to Retain and Compensate Professionals Used in the Ordinary Course of Business entered in the Bankruptcy Cases on or about April 1, 2004.

	4.	Priority Tax Claims.  Priority Tax Claims include Unsecured
Claims of governmental units for unpaid taxes entitled to priority under section 507(a)(8) of the Bankruptcy Code. At the option of the Debtors disclosed in the Plan Supplement each Holder of an Allowed
Priority Tax Claim due and payable on or prior to the Effective Date either (a) will be paid the full unpaid amount of such Allowed
Priority Tax Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and the Reorganized
Debtors, (b) will receive deferred Cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the Effective Date, equal to the amount of such Allowed Priority Tax Claim, or (c) otherwise will be paid as provided for in an order of the Bankruptcy Court. The Debtors shall specify how they elect to treat Priority Tax Claims in the Plan Supplement. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Bankruptcy Cases had not been commenced, (ii) survive after the Effective Date as if the Bankruptcy
Cases had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan leaves unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax
Claim.

	5.	DIP Lender Claims.  All amounts owed to the DIP Lender under the DIP Loan Facility shall be paid in full and in Cash on and as a condition precedent to the occurrence of the Effective Date.


						VI.

			MEANS FOR IMPLEMENTATION OF THE PLAN

A.	SOURCES OF FUNDING FOR DISTRIBUTIONS UNDER THE PLAN

	On the Effective Date, the Reorganized Debtors shall obtain the Exit Financing from the Exit Financing Lender. A term sheet relating to the Exit Financing is contained in the Plan Supplement. The Committee has reviewed the term sheet, and the Committee has consented to the terms of the Exit Financing as reflected in the term sheet.
The operative documents relating to the Exit Financing shall be filed on or prior to the date of the Confirmation Hearing; provided, however, that the Debtors may modify the operative documents relating to the Exit Financing prior to the Effective Date without further notice so long as such documents as executed on the Effective Date are substantially in conformance with the term sheet contained in the Plan Supplement. All Cash necessary for the Reorganized Debtors to make payments required by the Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors, the Exit Financing, or any proceeds from the Retained Causes of Action.

B.	POOLING OF CLAIMS

	The Plan provides for the pooling of Claims asserted against any of the Debtors for purposes of distributions under the Plan and not for voting purposes. For such limited purposes, on the Effective Date,
(a) any obligation of any Debtor and all guaranties with respect to any Class of Claims or Interests executed by one or more of the other Debtors and any joint or several liability of any of the Debtors shall be treated as a single obligation, and any obligation of two or more Debtors, and all multiple Impaired Claims against Debtors on account of such joint obligations, shall be treated and Allowed only as a single Claim against the Debtors, and; (b) each Claim filed in the Bankruptcy Cases of any Debtor shall be deemed a Claim against and an obligation of each of the Debtors. Such pooling will not (other than for purposes related to the Plan) (a) affect the legal and corporate structures of the Debtors or Reorganized Debtors, (b) affect intercompany Claims of Debtors against Debtors which intercompany
Claims shall survive after entry of the Confirmation Order notwithstanding Article 8.2 of the Plan, and (c) affect Interests held by Dan River in Bibb, Dan River Factory Stores, or Dan River International, which Interests shall be retained by Dan River.

C.	CORPORATE STRUCTURE AND GOVERNANCE OF THE REORGANIZED DEBTORS

	1.	Continued Corporate Existence.

	Each of the Debtors will continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation or limited liability company, as applicable, under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate or articles of incorporation and by-laws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate or articles of incorporation and by-laws or other organizational documents are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

	2. Amended Certificates of Incorporation and By-Laws.

	The Amended Certificate of Incorporation and Amended By-Laws of each of the Reorganized Debtors shall be in form and substance reasonably acceptable to the Committee and shall be adopted as may be required in order that they are consistent with the provisions of this Plan and the Bankruptcy Code. The Amended Certificate of
Incorporation of Dan River shall, among other things (a) authorize the issuance of New Common Stock; and (b) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of non-voting equity securities for a period of two (2) years from the Effective Date and, if applicable, (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The Amended Certificate of Incorporation and Amended By-Laws of the Debtors is contained in the Plan Supplement.

	3. New Boards of Directors and Officers.

	(a)	Directors.

	The initial Board of Directors of Reorganized Dan River shall consist of 5 directors, the identity of whom are disclosed in a schedule contained in the Plan Supplement. The initial Boards of Directors for the Reorganized Debtors (or in the case of Bibb, the initial manager or managing member), other than Reorganized Dan River, shall consist of the number of Persons specified in the Plan Supplement, the identity of whom are disclosed in the Plan Supplement. To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for
such Person is also disclosed.   Each of the Persons on the initial
Boards of Directors (or, in the case of Bibb, the initial manager or managing member) of the respective Reorganized Debtors shall serve in accordance with the Amended Certificate of Incorporation and Amended By-Laws of the respective Reorganized Debtor, as the same may be amended from time to time. The initial directors of the Reorganized Debtors identified in the Plan Supplement have either been designated or approved by the Committee.

	(b) Officers.

	The initial officers of each of the Reorganized Debtors is disclosed in a schedule contained in the Plan Supplement. To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person is also disclosed. The initial officers shall serve in accordance with the Amended Certificate of Incorporation and Amended By-Laws of the applicable Reorganized Debtor, as the same may be amended from time to time. The initial officers of the Reorganized Debtors identified in the Plan Supplement have either been designated or approved by the Committee.

	4. Long-Term Incentive Plan.

	A percentage of the New Common Stock that will be issued by Reorganized Dan River pursuant to the Plan will be distributed to the management and certain employees of Reorganized Dan River pursuant to the Long-Term Incentive Plan. The Long-Term Incentive Plan is contained in the Plan Supplement. The Committee has reviewed the Long-Term Incentive Plan, and the Committee has consented to the terms of the Long-Term Incentive Plan that is contained in the Plan Supplement.

	5. Cancellation of Existing Securities of Dan River and
Agreements.

	On the Effective Date, except as otherwise specifically provided for herein, (a) the Existing Securities and any Certificates evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except for the Interests of Dan River in Bibb, Dan River Factory Stores, and Dan River International, will be deemed to be fully and finally cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the Existing Securities and any other Certificate evidencing or creating any indebtedness or obligation of the Debtors, will be released and discharged; provided, however, that the Prepetition Notes Indenture and other agreements that governs the rights of the holders of the Prepetition Notes shall continue in effect solely for the purposes of allowing the Indenture Trustee, agent or servicer thereunder to make the distributions to be made on account of such Claims under the Plan. All reasonable compensation, fees, expenses, and disbursements incurred by the Indenture Trustee prior to the Effective Date in its capacity as trustee under the Prepetition Notes Indenture shall be paid in Cash on or as soon as practicable after the Effective Date by the Reorganized Debtors as an Administrative Expense, without the need for application to, or approval of, any court; provided, however, that any dispute as to the reasonableness of such fees shall be determined by the Bankruptcy
Court after notice and hearing. To the extent that the Indenture Trustee in its capacity as trustee under the Prepetition Notes
Indenture provides services related to the Distributions pursuant to the Plan, the Indenture Trustee will be paid by the Reorganized
Debtors, without court approval, the reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection therewith, with such payments to be made on terms agreed to between the Indenture Trustee and the Reorganized Debtors.

	6. Issuance of New Common Stock and Other Equity Interests.

	(a)	New Common Stock.  On the Effective Date, Dan River will
authorize the issuance of Five Hundred Million (500,000,000) shares of New Common Stock to be distributed pursuant to the terms of the Plan.

	(b)	Preferred Stock.  The Amended Certificate of Incorporation
for Reorganized Dan River will authorize the future issuance of up to Ten Million (10,000,000) shares of preferred stock upon terms to be designated from time to time by the board of directors of Reorganized
Dan River following the Effective Date. No preferred stock shall be issued pursuant to the Plan.

	(c)	Warrants.  The Amended Certificate of Incorporation for
Reorganized Dan River will authorize the issuance of Warrants for the purchase of New Common Stock for future issuance upon terms to be designated from time to time by the board of directors of Reorganized Dan River following the Effective Date. No Warrants shall be issued pursuant to the Plan.

D.	PRESERVATION OF CAUSES OF ACTION

	In accordance with section 1123(b)(3) of the Bankruptcy Code the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions. After the Effective Date, the
Reorganized Debtors, in their sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), without further approval of the Bankruptcy Court. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action. The failure of the Debtors to specifically list any claim, right of action, suit, proceeding or other Retained Action in the Plan or Plan Supplement does not, and will not be deemed to, constitute a waiver or release by the Debtors of such claim, right of action, suit, proceeding or other Retained Action, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits, proceedings and other Retained Actions in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit, proceeding or other Retained Action upon or after the confirmation or consummation of the Plan.


					VII.

		PROVISIONS REGARDING DISTRIBUTIONS

A.	DISBURSING AGENT

	All Distributions under the Plan shall be made by the Reorganized Debtors. Notwithstanding the foregoing, all Distributions of New
Common Stock to the Holders of Prepetition Notes Claims shall be made by the Reorganized Debtors to such Holders through the Indenture
Trustee.

B.	 DISTRIBUTIONS OF CASH

	Any Distribution of Cash made by the Reorganized Debtors pursuant to the Plan shall, at the Reorganized Debtor's option, be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

C.	 NO INTEREST ON CLAIMS OR INTERESTS

	Unless otherwise specifically provided for in the Plan, the Confirmation Order, or a postpetition agreement in writing between the Debtors and a Holder, postpetition interest shall not accrue or be paid on Claims, and no Holder shall be entitled to interest accruing on or after the Filing Date on any Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a Final Distribution is made when and if such Disputed Claim becomes an Allowed Claim.

D. 	SURRENDER OF SECURITIES OR INSTRUMENTS

	On or before the Effective Date, or as soon as practicable thereafter, each Holder of a Certificate shall surrender such Certificate to the Reorganized Debtor (or, in the case of Certificates evidencing Prepetition Notes Claims, to the Indenture Trustee for ultimate surrender to Reorganized Dan River), and such Certificate shall be cancelled solely with respect to the Debtors and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such instruments; provided, however, that this provision shall not apply to any Other Secured Claim reinstated pursuant to the terms of this Plan. No Distribution of property hereunder shall be made to or on behalf of any such Holder unless and until such Certificate is received by the Reorganized Debtors (or, in the case of Certificates evidencing Prepetition Notes Claims, to the Indenture Trustee for ultimate surrender to Reorganized Dan River) or the unavailability of such Certificate is reasonably established to the satisfaction of the Reorganized Debtors. Any Holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any Distribution hereunder, and all property in respect of such forfeited Distribution, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

E.	 DELIVERY OF DISTRIBUTIONS

	The Distribution to a Holder of an Allowed Claim shall be made by the Reorganized Debtors (a) at the address set forth on the proof of claim filed by such Holder, (b) at the address set forth in any written notices of address change delivered to the Debtors or Reorganized Debtors after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Debtors or Reorganized Debtors have not received a written notice of a change of address, (d) if the Holder's address is not listed in the Schedules, at the last known address of such Holder according to the Debtor's books and records, or (e) or in the case of Prepetition Notes Claims to the Indenture Trustee for ultimate distribution to the Record Holders of such Prepetition Notes Claims.
If any Holder's Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Reorganized Debtors are notified of such Holder's then-current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made in Cash shall be retained by the Reorganized
Debtors until such Distributions are claimed. All Cash Distributions returned to the Reorganized Debtors and not claimed within six months of return shall be irrevocably retained by the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.
All Distributions of New Common Stock returned to the Debtors and not claimed within one year of return shall irrevocably revert to Reorganized Dan River. Upon such reversion, the claim of any Holder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

F.	DISTRIBUTIONS TO HOLDERS AS OF THE RECORD DATE

	All Distributions on Allowed Claims shall be made to the Record Holders of such Claims. As of the close of business on the Record Date, the Claims register maintained by the Claims Agent shall be closed, and there shall be no further changes in the Record Holder of any Claim. The Record Date shall be established in the Confirmation Order or other order entered by the Bankruptcy Court. The Reorganized Debtors shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. The Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan with the Record Holders as of the Record Date.

G.	DEMINIMIS DISTRIBUTIONS

	The Reorganized Debtors shall have no obligation to make a Distribution if the amount to be distributed to the specific Holder of the Allowed Claim is or has a value less than $50.00.

H.	FRACTIONAL SECURITIES; FRACTIONAL DOLLARS

	Payments of fractions of shares of New Common Stock will not be made and shall be deemed to be zero. The Reorganized Debtors shall not be required to make Distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

I. 	WITHHOLDING TAXES

	The Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions under the Plan shall be subject to any such withholding and reporting requirements.


					VIII.

		TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	REJECTION OF CONTRACTS AND LEASES

	On the Effective Date, all Executory Contracts and Unexpired Leases of any of the Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those Executory Contracts or Unexpired Leases that (1) have been previously rejected by any Debtor pursuant to an order of the Bankruptcy Court, (2) are the subject of a motion filed by any Debtor to reject which is pending on the Effective Date, (3) are identified as being rejected on Schedule 5.1 to the Plan which will be filed by the Debtors with the Bankruptcy Court and served on the non-debtor parties under the agreements listed thereon, no later than 20 (twenty) Business Days prior to the last date for filing objections to confirmation of the Plan, or (4) are assumed pursuant to the terms of the Plan, provided, however, that the Debtors may amend
Schedule 5.1 at any time prior to the Confirmation Hearing. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract or Unexpired Lease that is assumed by any Debtor hereunder or pursuant to any order entered by the Bankruptcy Court shall be deemed to be assigned to the Reorganized Debtors on the Effective Date.

B.	CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED
	LEASES

	All proofs of claim with respect to Claims arising from the rejection pursuant to the Plan of any Executory Contract or Unexpired Lease, if any, must be filed with the Bankruptcy Court and served upon counsel for the Reorganized Debtors within thirty (30) days after the date of entry of the Confirmation Order. Any Claims arising from the rejection of Executory Contracts or Unexpired Leases that become Allowed Claims are classified and shall be treated as General Unsecured Claims. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within the time required by this section will be forever barred from assertion against the Debtors or Reorganized Debtors, the Estate and property of the Debtors or Reorganized Debtors unless otherwise ordered by the Bankruptcy Court or provided in this Plan.

C.	CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES

	The Debtors shall include on Schedule 5.1 the Cure Amount for any Executory Contract or Unexpired Lease to be assumed under the Plan.
Any party to an Executory Contract or Unexpired Lease to be assumed shall have twenty (20) days after service of Schedule 5.1 to file with the Court and serve on counsel for the Debtors an objection to the Cure Amount listed on Schedule 5.1, an objection to the adequacy of assurance of future performance by the Reorganized Debtors, or any other objection to the assumption of such Executory Contract or Unexpired Lease. Any such objection shall be resolved by the Court at the Confirmation Hearing or at such other time as may be agreed to by the affected parties. If the Court determines that the Cure Amount with respect to an Executory Contract or Unexpired Lease is greater than the amount listed by the Debtors, the Debtors may elect to reject the Executory Contract or Unexpired Lease at issue. For each Executory Contract or Unexpired Lease assumed by the Debtors and assigned to the Reorganized Debtors, the Reorganized Debtors will pay the Cure Amount as set forth on Schedule 5.1, or as determined by the Bankruptcy Court, on the Initial Distribution Date, or if the Cure
Amount has not been determined on the Initial Distribution Date, within thirty (30) days after the Cure Amount has been determined by the Bankruptcy Court.

D.	SURVIVAL OF CERTAIN CORPORATE INDEMNITIES

	Unless such obligations are the subject of a motion filed by the Debtors on or prior to the Effective Date that would provide for treatment different than that provided by this paragraph, any obligations of the Debtors pursuant to their corporate charters and by-laws, or pursuant to any agreements entered into at any time prior to the Effective Date, to indemnify current or former directors, officers, and/or employees with respect to all present and future actions, suits and proceedings against the Debtors or such directors, officers, and/or employees shall not be discharged or impaired by confirmation of the Plan. Such indemnity obligations shall be deemed and treated as executory contracts and shall, on the Effective Date, be deemed assumed by the Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code and shall continue as obligations of the Reorganized Debtors notwithstanding any modification, amendment, or rejection of the charter, by-law, or agreement in which such indemnity obligation is contained.

E.	COMPENSATION AND BENEFIT PROGRAMS

	Unless such obligations are the subject of a motion filed by the Debtors on or prior to the Effective Date that would provide for treatment different than that provided by this paragraph, all savings plans, retirement plans, health care plans, severance plans, performance-based incentive plans, retention plans, vacation plans, workers' compensation programs, and life, disability, directors' and officers' liability and other insurance plans, whether or not qualified under ERISA, shall be deemed and treated as executory contracts and shall, on the Effective Date, be deemed assumed by the Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code and shall continue as obligations of the Reorganized Debtors in accordance with the terms of such plans, as modified and amended to date including, without limitation, as modified and amended by orders (if any) of the Bankruptcy Court entered in the Bankruptcy Case.

F.	RETIREE BENEFITS

	On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of section
1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits.

					IX.

	PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS

A.	OBJECTIONS TO CLAIMS

	The Reorganized Debtors shall be entitled to object to Claims. Any objections to Claims shall be filed by the Claims Objection Deadline. The Claims Objection Deadline shall be the later of (i) 120 days after the Effective Date (ii) 60 days after such Claim was filed or (iii) such other time as may be ordered by the Bankruptcy Court.

B.	NO DISTRIBUTIONS PENDING ALLOWANCE

	No Distributions will be made with respect to any portion of a Disputed Claim unless and until such Disputed Claim has become an Allowed Claim.

C.	DISTRIBUTION RESERVE

	The Reorganized Debtors shall withhold shares of New Common Stock in such amount as the Reorganized Debtors reasonably determine is necessary to enable them to make the Distributions required to be made to Holders of General Unsecured Claims in the Bankruptcy Cases, when the allowance or disallowance of each Disputed Claim or other contingent claim, including any Claims arising from the rejection of any Executory Contract or Unexpired Lease, is ultimately determined.
The Reorganized Debtors also shall place in the Distribution Reserve any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the property initially withheld in the Distribution Reserve, to the extent that such property continues to be withheld in the Distribution Reserve at the time such Distributions are made or such obligations arise. The Holder shall not be entitled to receive or recover any amount in excess of the amount provided in the Distribution Reserve to pay such Claim. Nothing in this Plan or the Disclosure Statement will be deemed to entitle the Holder of a Disputed Claim to postpetition interest on such Claim. No Distribution Reserve shall be required to be established with regard to those Class 6 Unsecured Convenience Claims that, on the Effective Date, are Disputed Claims.

D.	ESTIMATION OF CLAIMS

	The Debtors or the Reorganized Debtors, as the case may be, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy
Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (and after the Effective Date, the Reorganized Debtors) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.

E.	RESOLUTION OF CLAIMS OBJECTIONS

	On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims without approval of the Bankruptcy Court.

F.	DISTRIBUTIONS AFTER ALLOWANCE

	As soon as practicable after a Disputed Claim becomes an Allowed Claim, the Reorganized Debtors, with respect to all Distributions other than to Holders of General Unsecured Claims, will distribute to the Holder thereof all Distributions to which such Holder is then entitled under the Plan. After a Disputed General Unsecured Claim becomes an Allowed Claim, the Holder of such Claim shall receive the Distribution to which such Holder is entitled on the next Distribution Date; provided, however, that if the date such Disputed General Unsecured Claim becomes an Allowed Claim is less than twenty (20) Business Days prior to the next Distribution Date, the Distribution with respect to such Claim will be made on the first Distribution Date that occurs more than twenty (20) Business Days after the Claim becomes an Allowed Claim. In the event that the New Common Stock or other Property being held in the Distribution Reserve with respect to a Disputed Claim is greater than the Distribution that is made to a Holder once the Disputed Claim becomes an Allowed Claim, the excess remaining New Common Stock or other Property in the Distribution
Reserve will revert to and be irrevocably retained by Reorganized Dan River. All Distributions made under the Plan on account of an Allowed Claim will be made together with any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Holders included in the applicable Class.

G.	NO RECOURSE

	No Holder of any Disputed Claim shall have any recourse against the Debtors, the Estates, or the Reorganized Debtors, or any professionals employed by any of them, in the event any reserve established herein is insufficient to pay an Allowed Claim.

					X.

	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	CONDITIONS TO CONFIRMATION

	The following are conditions precedent to confirmation of this Plan that may be satisfied or waived in accordance with Article 11.3 of the Plan: (a) the Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to this Plan in form and substance that is acceptable to the Debtors in their sole and absolute discretion and in form and substance that is reasonably acceptable to the Committee; and, (b) the Confirmation Order in form and substance acceptable to the Debtors in their sole and absolute discretion and in form and substance reasonably acceptable to the Committee shall have been signed by the Bankruptcy Court and entered on the docket of the Bankruptcy Cases.

B.	CONDITIONS TO EFFECTIVE DATE

	The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 11.3 of the Plan:

	(a)	The Confirmation Order shall be a Final Order.

	(b)	All documents and agreements to be executed on the Effective
Date or otherwise necessary to implement the Plan (including documents relating to the Exit Financing) shall be in form and substance reasonably acceptable to the Debtors and shall have been executed;

	(c)	Any document that is required by the Plan to be in form and
substance reasonably acceptable to the Committee is in form and substance reasonably acceptable to the Committee;

	(d)	The Exit Financing shall have been closed and funded,
subject to its terms; and

	(e)	The Debtors shall have received any authorization, consent,
regulatory approval, ruling, letter, opinion, or document that may be necessary to implement the Plan and that is required by law, regulation, or order.

	Under Section 11.3 of the Plan, with the exception of the condition described in subpart (c) of the foregoing paragraph, each of the conditions set forth above may be waived, in whole or in part, by the Debtors without any notice to any other parties in interest or the Bankruptcy Court and without a hearing. The condition set forth in subpart (c) of the foregoing paragraph may be waived, in whole or in part, by the Debtors with the Committee's consent without any notice to any other parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

C.	NON-WAIVEABLE CONDITIONS

	The payment in full of all amounts owed to the DIP Lender under the DIP Loan Facility shall be a condition precedent to the occurrence of the Effective Date that may not be waived in whole or in part by the Debtors without the written consent of the DIP Lender or an order of the Bankruptcy Court after notice and hearing.

					XI.

			CERTAIN EFFECTS OF CONFIRMATION

A.	VESTING OF THE DEBTORS' ASSETS

	Except as otherwise explicitly provided in the Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Debtors that owned such property or interest in property as of the Filing Date, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and equity security holders, except as specifically provided in the Plan. As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and Confirmation Order.

B. DISCHARGE OF THE DEBTORS

	Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the Distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release of all Claims and Causes of Action, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors, the Reorganized Debtors or their Estates that arose prior to the Effective Date.

C.	RELEASE BY DEBTORS OF CERTAIN PARTIES

	Except as otherwise specifically provided in the Plan, pursuant to section 1123(b)(3) of the Bankruptcy Code, as of the Effective
Date, each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its Estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, any act, omission, occurrence or event in any manner related to service with or for or on behalf of the Debtors or the Estates, or any act or omission related to the Bankruptcy Cases or the Plan. The Reorganized Debtors shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above.

	The Released Parties include all officers, directors, employees, consultants, agents, financial advisors, attorneys and other representatives of the Debtors who served in such capacity on or prior to the Effective Date, in each case in their capacity as such.


D.	RELEASE BY HOLDERS OF CLAIMS AND INTERESTS

	The Plan contains the following language regarding releases of claims by Holders of Claims and Interests:

	EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS PLAN, ON THE EFFECTIVE DATE, (a) EACH PERSON THAT VOTES TO ACCEPT THIS PLAN; AND
(b) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH ENTITY (OTHER THAN A DEBTOR), THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR INTEREST, IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTORS AND THE REORGANIZED DEBTORS UNDER THIS PLAN AND THE CASH, NEW COMMON STOCK, AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THIS PLAN (EACH, A "RELEASE OBLIGOR"), SHALL HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED EACH RELEASED PARTY FROM ANY CLAIM OR CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OF SUCH RELEASE OBLIGOR, AND ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SERVICE WITH OR FOR OR ON BEHALF OF THE DEBTORS, THE ESTATES, OR ANY ACT OR OMISSION RELATED TO THE BANKRUPTCY CASES OR THE PLAN; PROVIDED, HOWEVER, THAT THIS ARTICLE
10.4 SHALL NOT RELEASE ANY RELEASED PARTY FROM ANY CAUSE OF ACTION HELD BY A GOVERNMENTAL ENTITY EXISTING AS OF THE EFFECTIVE DATE, BASED ON (i) THE INTERNAL REVENUE CODE OR OTHER DOMESTIC STATE, CITY OR MUNICIPAL TAX CODE, (ii) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (iii) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (iv) THE EXCHANGE ACT, THE SECURITIES ACT, OR OTHER SECURITIES LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY, OR MUNICIPALITY, OR (v) SECTIONS 1104-1109 AND 1342(d) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.

E.	SETOFFS

	The Debtors may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Holder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

F. 	EXCULPATION AND LIMITATION OF LIABILITY

	The Debtors, the Reorganized Debtors, the Committee, the members of the Committee in their capacities as such, the Indenture Trustee in its capacity as such, and any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties' successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to one another or to any Holder, or any other party-in-interest, or any of their respective agents, employees, representa-tives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Debtors' Bankruptcy Cases, negotiation and filing of the Plan, filing the Bankruptcy Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. No Holder, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against the parties listed in this Article for any act or omission in connection with, relating to or arising out of the Bankruptcy Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan.

G.	INJUNCTION

	The satisfaction, release, and discharge pursuant to Article X of the Plan shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.


H.	MISCELLANEOUS PLAN PROVISIONS

	1.	Plan Supplement

	The Plan Supplement that contains the Amended By-Laws, Amended Certificates of Incorporation, Long-Term Incentive Plan, Registration Rights Agreement, Confirmation Order, schedules of the officers, directors, managers and managing members of the Reorganized Debtors, and elections by the Debtors made pursuant to Articles 3.1(b), 3.2(b) and 4.3 of the Plan is attached as Exhibit B to this Disclosure Statement. Notwithstanding the foregoing, the Debtors may amend the Plan Supplement, and any attachments thereto, through and including the Confirmation Date; provided, however, where the Plan requires a document to be in form and substance reasonably acceptable to the Committee, the Debtors may not modify such document unless such modified document is also in form and substance reasonably acceptable to the Committee.

	2.	Modification of Plan

	The Debtors may modify the Plan pursuant to section 1127 of the Bankruptcy Code and to the extent applicable law permits; provided, however, where the Plan requires a document to be in form and substance reasonably acceptable to the Committee, the Debtors may not modify such document unless such modified document is also in form and substance reasonably acceptable to the Committee. The Debtors may modify the Plan in accordance with Section 13.1 of the Plan, before or after confirmation, without notice or hearing, or after such notice and hearing as the Bankruptcy Court deems appropriate, if the Bankruptcy Court finds that the modification does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard thereto. In the event of any modification on or before confirmation, any votes to accept or reject the Plan shall be deemed to be votes to accept or reject the Plan as modified, unless the Bankruptcy Court finds that the modification materially and adversely affects the rights of parties in interest which have cast said votes.

	3.	Retention of Jurisdiction

Subsequent to the Effective Date, the Bankruptcy Court shall have or retain jurisdiction for the following purposes:

	(a)	To adjudicate objections concerning the allowance, priority
	or classification of Claims and any subordination thereof, and to establish a date or dates by which objections to Claims must be filed to the extent not established herein;

	(b)	To liquidate the amount of any disputed, contingent or
	unliquidated claim, to estimate the amount of any disputed, contingent or unliquidated claim, to establish the amount of any reserve required to be withheld from any distribution under the Plan on account of any disputed, contingent or unliquidated claim.

	(c)	To resolve all matters related to the rejection, and
	assumption and/or assignment of any Executory Contract or Unexpired Lease of the Debtors;

	(d)	To hear and rule upon all Retained Actions, Avoidance
	Actions and other Causes of Action commenced and/or pursued by the Debtors and/or the Reorganized Debtors;

	(e)	To hear and rule upon all applications for Professional
	Compensation;

	(f)	To remedy any defect or omission or reconcile any
	inconsistency in the Plan, as may be necessary to carry out the intent and purpose of the Plan;

	(g)	To construe or interpret any provisions in the Plan and to
	issue such orders as may be necessary for the implementation, execution and consummation of the Plan, to the extent authorized by the Bankruptcy Code;

	(h)	Adjudicate controversies arising out of the administration
	of the Estates or the implementation of the Plan;

	(i)	Make such determinations and enter such orders as may be
	necessary to effectuate all the terms and conditions of the Plan, including the Distribution of funds from the Estates and the payment of claims;

	(j)	To determine any suit or proceeding brought by the Debtors
	and/or the Reorganized Debtors to recover property under any provisions of the Bankruptcy Code;

	(k)	To hear and determine any tax disputes concerning the
	Debtors and to determine and declare any tax effects under the Plan;

	(l)	To determine such other matters as may be provided for in
	the Plan or the Confirmation Order or as may be authorized by or under the provisions of the Bankruptcy Code;

	(m)	To determine any controversies, actions or disputes that may
	arise under the provisions of the Plan, or the rights, duties or obligations of any Person under the provisions of the Plan; and

	(n) To enter a final decree.

	4.	Dissolution of Creditors' Committee

	The Committee shall not continue to exist following the Effective Date, except for the limited purpose of filing any fee applications.

						XII.

			  CERTAIN RISK FACTORS TO CONSIDER

	The following disclosures are not intended to be inclusive and should be read in connection with the other disclosures contained in this Disclosure Statement and the Exhibits hereto. You should consult your legal, financial, and tax advisors regarding the risks associated with the Plan and the distributions you may receive thereunder.

	Risks Relating to Future Business Performance: The Debtors' future business performance is subject to business, economic, legislative, and competitive risks and uncertainties. Such uncertainties and other factors include approval by the Court of the Plan and potential objections of third parties. Uncertainties also include, but are not limited to: (i) general economic and political conditions and the cyclicality of the textile industry; (ii) competitive conditions in the textile industry; (iii) the Debtors' ability to implement manufacturing cost reductions, efficiencies and other improvements; (iv) fluctuations in the supply of raw materials or shortages of the supply of raw materials; (v) the Debtors' ability to maintain trademark licenses; (vi) the Debtors' ability to fund capital expenditure requirements needed to maintain competitive position; (vii) the effect of U.S. governmental policies regarding imports; (viii) compliance with environmental, health and safety laws and regulations; (ix) changes in relationships with large customers;
(x) business-related difficulties of the Debtors' customers; (xi) ability to compete with foreign imports; and (xii) the effects of the Chapter 11 process on the Debtors' ability to attract and retain key management personnel.

	Assumptions Regarding Value of Debtors' Assets: It has been assumed in the preparation of the Plan that the historical book value of the Debtors' assets generally approximates the fair value thereof, except for specific adjustments discussed in the notes thereto. For financial reporting purposes, the fair value of the assets of the Debtors (including deferred tax assets) must be determined as of the Effective Date. Although such valuation is not presently expected to result in values that are materially different than the values assumed in the preparation of the Plan, there can be no assurance with respect thereto.

	Leverage, Liquidity, and Capital Requirements: In addition to Cash generated by operations, the Reorganized Debtors' principal sources of liquidity following their emergence from bankruptcy will be the Exit Financing. After the Effective Date of the Plan, the Reorganized Debtors will face liquidity requirements, including working capital requirements and repayment of the Reorganized Debtors' obligations under the Exit Financing. While the Debtors believe that they will have adequate liquidity to meet requirements following the Effective Date of the Plan, no assurances can be made in this regard. Furthermore, the ability of the Reorganized Debtors to gain access to additional capital if needed, whether through equity offerings or debt financing, cannot be assured. Any inability of the Reorganized Debtors to service their indebtedness, obtain additional financing, as needed, or comply with the financial covenants contained in the debt instruments issued pursuant to the Plan could have a material adverse effect on the Reorganized Debtors.

	Market for New Common Stock:  As described in more detail in
Section XIII of this Disclosure Statement, the New Common Stock to be issued under the Plan has not been registered under the Securities Act, any state securities laws or the laws of any other jurisdiction. Absent such registration, the New Common Stock may be offered or sold only in transactions that are not subject to or that are exempt from the registration requirements of the Securities Act and other applicable securities laws. There can be no assurance that an active market for the New Common Stock will develop and no assurance can be given as to the prices at which such securities might be traded.

	The ultimate value of the Reorganized Debtors will not be established until such time as an active market for the new Common Stock develops and the securities begin to trade. The valuation of the Reorganized Debtors could be adversely impacted over time if the Reorganized Debtors' business plan does not meet expectations or if factors beyond the Reorganized Debtors' control materialize.

	Claims Estimation: There can be no assurance that the estimated Claim amounts assumed for the purposes of preparing the Plan are correct. The actual amount of Allowed Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed Amount of Claims may vary from those estimated for the purpose of preparing the Plan.

	Certain Risks of Nonconfirmation: There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Court will confirm the Plan. A rejecting creditor or Interest holder might challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy
Rules. Even if the Court were to determine that the balloting procedures and results were appropriate, the Court could still decline to confirm the Plan if it were to find that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to nonaccepting holders of Claims and Interests within a particular Class under the Plan will not be less than the value of distributions such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. The statutory requirements are explained in more detail in Section XV of this Disclosure Statement.

	While there can be no assurance that the Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that nonaccepting holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code when taking into consideration all Administrative Claims and costs associated with any such Chapter 7 cases, as set forth further in Section XV.G of the Disclosure Statement.

	The confirmation and consummation of the Plan are also subject to certain conditions. If the Plan were not to be confirmed, it is unclear whether the restructuring could be implemented and what holders of Claims ultimately would receive with respect to their Claims. If an alternative plan of reorganization could not be agreed to and confirmed, it is possible that the Debtors would have to liquidate their assets, in which case the Debtors believe that it is likely that holders of Claims would receive substantially less than the treatment they will receive pursuant to the Plan.

					XIII.

		RESALE OF SECURITIES RECEIVED UNDER THE PLAN

A.	ISSUANCE OF NEW COMMON STOCK

	Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act of 1933 (the "Securities Act") and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in exchange for such claims or interests and partly for cash or property. Except as noted below, the Debtors believe that the offer and sale of the New Common Stock under the Plan to Holders satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

B.	SUBSEQUENT TRANSFERS OF NEW COMMON STOCK

	The New Common Stock to be issued pursuant to the Plan may be freely transferred by most recipients following initial issuance under the Plan, and all resales and subsequent transactions in the New Common Stock or other securities so issued are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

	1.	persons who purchase a claim against, an interest in,
		or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;

	2.	persons who offer to sell securities offered under a
		plan for the holders of such securities;

	3.	persons who offer to buy such securities from the
		holders of such securities, if the offer to buy is:

		a.	with a view to distributing such securities; and

		b.	under an agreement made in connection with the
			plan, the consummation of the plan, or with the offer or sale of securities under the plan; or

	4.	a person who is an "issuer" with respect to the
		securities as the term "issuer" is defined in section 2(11) of the Securities Act.

	Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

	To the extent that Persons who receive New Common Stock pursuant to the Plan are deemed to be "underwriters," resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.
Persons deemed to be underwriters would, however, be permitted to sell such New Common Stock or other securities without registration pursuant to the provisions of Rule 144 under the Securities Act.
These rules permit the public sale of securities received by "underwriters" if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

	Additionally, the Plan provides that any Initial Holder receiving Distributions of New Common Stock issued on the Effective Date that is not entitled to an exemption from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code, or whose resale of the New Common Stock is otherwise restricted, shall be entitled to become a party to the Registration Rights Agreement, which is in form and substance reasonably acceptable to the Committee and which provides that Reorganized Dan River will provide certain registration rights to such holders for the New Common Stock. The New Common Stock Registration Rights Agreement is attached to the Plan Supplement.

	Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Common Stock or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular Person receiving New Common Stock or other securities under the Plan would be an "underwriter" with respect to such New Common Stock.

	Given the complex and subjective nature of the question of whether a particular Holder maybe an underwriter, the Debtors make no representation concerning the right of any person to trade in the New Common Stock or other securities. The Debtors recommend that potential recipients of the New Common Stock consult their own counsel concerning whether they may freely trade New Common Stock without compliance with the Securities Act or the Exchange Act.

					XIV.

		CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

	THE DEBTORS HAVE NOT SOUGHT OR OBTAINED ANY RULING FROM THE INTERNAL REVENUE SERVICE OR FROM ANY OTHER TAXING AUTHORITY WITH RESPECT TO ANY OF THE TAX CONSEQUENCES OF THE PLAN, NOR HAVE THE DEBTORS SOUGHT OR OBTAINED AN OPINION OF COUNSEL WITH RESPECT TO ANY SUCH TAX CONSEQUENCES. NO REPRESENTATIONS OR ASSURANCES ARE MADE WITH RESPECT TO THE FEDERAL INCOME TAX CONSIDERATIONS AS SUMMARIZED HEREIN. CERTAIN TYPES OF CREDITORS MAY BE SUBJECT TO SPECIAL RULES NOT ADDRESSED IN THIS SUMMARY OF FEDERAL INCOME TAX CONSIDERATIONS. FURTHER, CREDITORS MAY BE SUBJECT TO STATE, LOCAL, OR FOREIGN TAX CONSIDERATIONS THAT ARE NOT ADDRESSED HEREIN. BECAUSE THE TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND MAY VARY BASED ON INDIVIDUAL CIRCUMSTANCES, EACH CREDITOR SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF ANY ASPECT OF THE PLAN WITH RESPECT TO SUCH CREDITOR.


A.	INTRODUCTION

	A summary description of certain United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal United States federal income tax consequences of the Plan to the Debtors and to Holders who are entitled to vote to accept or reject the Plan are described below.
No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtors or any Holder. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

	The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the "IRC"), Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

	The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, persons that are, or hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency, employees, and persons who received their Claims pursuant to the exercise of an employee stock option or otherwise as compensation). Furthermore, the following discussion does not address United States federal taxes other than income taxes.

	Each Holder is strongly urged to consult its own tax advisor regarding the United States federal, state, and local and any foreign tax consequences of' the transactions described herein and in the Plan.

B.	UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

	1.	Cancellation of Indebtedness Income

	Upon implementation of the Plan, the amount of the Debtors' aggregate outstanding indebtedness will be substantially reduced. In general, the discharge of a debt obligation in exchange for an amount of cash and other property having a fair market value (or, in the case of a new debt instrument, an "issue price") less than the "adjusted issue price" of the debt gives rise to cancellation of indebtedness ("COD") income to the debtor. However, COD income is not taxable to the debtor if the debt discharge occurs in a Title 11 bankruptcy case. Rather, under the IRC, such COD income instead will reduce certain of the Debtors' tax attributes, generally in the following order: (a) net operating losses ("NOLs") and NOL carry forwards; (b) general business credit carry forwards; (c) minimum tax credit carry forwards; (d) capital loss carry forwards; (e) the tax basis of the Debtors' depreciable and nondepreciable assets (but not below the amount of its liabilities immediately after the discharge); and (f) foreign tax credit carry forwards. A debtor may elect to alter the preceding order of attribute reduction and, instead, first reduce the tax basis of its depreciable assets (and, possibly, the depreciable assets of its subsidiaries). The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (i.e., such attributes may be available to offset taxable income that accrues between the date of discharge and the end of the Debtors' tax year). Any excess COD income over the amount of available tax attributes is not subject to United States federal income tax and has no other United States federal income tax impact.

	Because some of the Debtors' outstanding indebtedness will be satisfied in exchange for New Common Stock, the amount of COD income, and accordingly the amount of tax attributes required to be reduced, will depend in part on the fair market value of the New Common Stock. This value cannot be known with certainty until after the Effective Date. Thus, although it is expected that the Debtors will be required to reduce their tax attributes, the exact amount of such reduction cannot be predicted.

	2. Net Operating Losses - Section 382

	The Debtors anticipate that they will experience an "ownership change" (within the meaning of IRC section 382) on the Effective Date as a result of the issuance of New Common Stock to Holders pursuant to the Plan. As a result, the Debtors' ability to use any pre-Effective Date NOLs or other tax attributes to offset their income in any post-Effective Date taxable year (and in the portion of the taxable year of the ownership change following the Effective Date) to which such a carry forward is made generally (subject to various exceptions and adjustments, some of which are described below) will be limited to the sum of (a) a regular annual limitation (prorated for the portion of the taxable year of the ownership change following the Effective Date) and (b) the amount of the "recognized built-in gain" for the year which does not exceed the excess of their "net unrealized built-in gain," if any, over previously recognized built-in gains. IRC section 382 may also limit the Debtors' ability to use "net unrealized built-in losses" to offset future taxable income. Moreover, the Debtors' loss carry forwards will be subject to further limitations if the Debtors experience additional future ownership changes or if they do not continue their business enterprise for at least two years following the Effective Date. As a result of such limitations, the Debtors ability to use pre-Effective Date NOLs following the Effective Date may be limited or eliminated.

	A bankruptcy exception to the general section 382 limitations may apply because the Debtors historic stockholders and creditors holding "qualified indebtedness" (as defined for purposes of section 382), prior to the implementation of the Plan, are anticipated to own at least 50% of its stock (by vote and value) after its implementation. Under this exception, the Debtors' ability to utilize pre-change NOLs would not be limited as described above, but the amount of the pre-change NOLs would be reduced by the amount of interest paid or accrued, during the current and immediately preceding three years, on the Prepetition Notes in respect of which stock was issued. The NOL adjustment for interest expense would be made prior to the tax attribute reductions described above. Under this exception, if Debtors incur a second ownership change within two years of the change incurred as a result of the Plan, Debtors would be unable to use any of the pre-change NOLs. Debtors believe they qualify for the bankruptcy exception and are analyzing whether it would be advantageous to have it apply or to elect for it not to apply. Because the Holders of Claims will hold a significant equity position in the Reorganized Debtors following the consummation of the plan, if the Holders of Claims dispose of all or a significant amount of this position after the Effective Date, it could cause the Reorganized
Debtors to undergo an ownership change. This would generally limit (or possibly eliminate) the Reorganized Debtors' ability to use NOLs and other tax attributes.

C.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS

	The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan to Holders that are "United States holders," as defined below. The United States federal income tax consequences of the transactions contemplated by the Plan to Holders of Claims (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (1) whether the Claim and the consideration received in respect thereof are "securities" for federal income tax purposes; (2) the manner in which a holder acquired a Claim; (3) the length of time the Claim has been held; (4) whether the Claim was acquired at a discount; (5) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (6) whether the holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (7) the holder's method of tax accounting; and (8) whether the Claim is an installment obligation for federal income tax purposes. Therefore, Holders should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan. This discussion assumes that the holder has not taken a bad debt deduction with respect to a Claim (or any portion thereof) in the current or any prior year and such Claim did not become completely or partially worthless in a prior taxable year. Moreover, the Debtors intend to claim deductions to the extent they are permitted to deduct any amounts they pay in cash, stock or other property pursuant to the Plan.

	For purposes of the following discussion, a "United States holder" is a Holder that is (1) a citizen or individual resident of the United States, (2) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person. If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a Holder of Claims, the tax treatment of a partner as a beneficial owner thereof will generally depend on the status of the partner and the activities of the partnership.

	1.	Holders of Secured Claims

	The Holders of Secured Claims may recognize income, gain or loss for United States federal Income tax purposes with respect to the discharge of their Claims, depending on whether their Claims are reinstated or, if not reinstated, on the outcome of their negotiations with the Debtors. A holder whose Secured Claim is reinstated pursuant to the Plan will not recognize gain or loss unless either (i) such holder is treated as having received interest, damages or other income in connection with the reinstatement or (ii) such reinstatement is considered a "significant modification" of the Claim. A holder who receives cash or other property in exchange for its Claim pursuant to the Plan will generally recognize income, gain or loss for United
States federal income tax purposes in an amount equal to the difference between (1) the amount of cash or fair market value of other property, if any, received in exchange for its Claim and (ii) the holder's adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder's hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim.

	2. Holders of Priority Claims and Unsecured Convenience Claims

	A Holder whose Claim is paid in full or otherwise discharged on the Effective Date will recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the amount of cash received by such holder in respect of its Claim and (ii) the holder's adjusted tax basis in the Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such Holder's hands, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim. A Holder recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. In addition, the rules summarized above with respect to accrued interest and market discount may also apply with respect to the receipt of cash in discharge of a Holder's Priority Claim or Convenience Unsecured Claim.

	3. Accrued Interest

	Under the Plan, cash or other property may be distributed or deemed distributed to certain Holders with respect to their Claims for accrued interest. Holders of Claims for accrued interest which previously have not included such accrued interest in taxable income will be required to recognize ordinary income equal to the amount of cash or the fair market value of other property received with respect to such Claims for accrued interest. Holders of Claims for accrued interest which have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such Claim is not fully satisfied under the Plan (after allocating the distribution between principal and accrued interest), even if the underlying Claim is held as a capital asset. The adjusted tax basis of any property received in exchange for Claim for accrued interest will equal the fair market value of such property on the Effective Date, and the holding period for the property will begin on the day after the Effective Date. The extent to which consideration distributable under the Plan is allocable to interest is not clear. Holders are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to interest.

	4.	Market Discount

	The market discount provisions of the IRC may apply to holders of certain Claims. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the bond in the holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory de minimis amount. Gain recognized by a creditor with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the creditor's period of ownership, unless the creditor elected to include accrued market discount in taxable income currently. A holder of a market discount bond that is required under the market discount rules of the IRC to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on disposition of such bond.

	5. Holders of Unsecured Claims

	A Holder of an Unsecured Claim that receives New Common Stock in exchange for its Claim pursuant to the Plan will generally recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (1) the fair market value on the Effective Date of the New Common Stock received and (2) the holder's adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder's hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. A holder recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. In addition, the rules summarized above with respect to accrued interest and market discount may also apply with respect to the receipt of New Common Stock in discharge of a Holder's Unsecured Claim. A Holder's aggregate tax basis in the New Common Stock it receives pursuant to the Plan would generally be equal to the aggregate fair market value on the Effective Date of such stock. The holding period for the New Common Stock would begin on the day after the Effective Date.

	To the extent certain Holders reach an agreement with the Debtors to have their Claims satisfied, settled, released, exchanged or otherwise discharged in a manner other than as discussed above, such holders should consult with their own tax advisors regarding the tax consequences to them of such treatment.

	6.	Holders of Interests

	A Holder of an Interest in Dan River that is cancelled under the Plan will be allowed a "worthless stock deduction" in an amount equal to the Holder's adjusted basis in such Interest. A "worthless stock deduction" is a deduction allowed to a Holder of a corporation's stock for the taxable year in which such stock becomes worthless (which year may differ from the year the Plan is confirmed). If the Holder held the Interest as a capital asset, the loss will be treated as a loss from the sale or exchange of such capital asset on the last day of the Holder's taxable year.

	7. 	Information Reporting and Backup Withholding

	Certain payments, including payments in respect of accrued interest or market discount, are generally subject to information reporting by the payer to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the IRC's backup withholding rules, a United States holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or
(b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a U.S. person, the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.

	Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder's United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

					XV.

		CONFIRMATION AND CONSUMMATION PROCEDURE

A.	GENERAL INFORMATION

	All creditors whose Claims are impaired by the Plan (except those creditors holding Class 6 Subordinated Claims or Class 7A Interests, which are deemed to have rejected the Plan) may cast their votes for or against the Plan. As a condition to confirmation of the Plan, the Bankruptcy Code requires that one Class of Impaired Claims votes to accept the Plan. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a Class of Impaired Claims as acceptance by holders of at least two-thirds of the dollar amount of the class and by more than one-half in number of Claims. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.
Voting is accomplished by completing, dating, signing and returning the ballot form (the "Ballot") by the Voting Deadline. Ballots will be distributed to all creditors entitled to vote on the Plan and is part of the Solicitation Package accompanying the Disclosure
Statement. The Ballot indicates (i) where the Ballot is to be filed and (ii) the deadline by which creditors must return their Ballots.
See Section I.C. of this Disclosure Statement for a more detailed explanation of who will receive Ballots and voting procedures.

B. 	SOLICITATION OF ACCEPTANCES

	This Disclosure Statement has been approved by the Court as containing "adequate information" to permit creditors and equity interest holders to make an informed decision whether to accept or reject the Plan. Under the Bankruptcy Code, your acceptance of the Plan may not be solicited unless you receive a copy of this Disclosure Statement prior to, or concurrently with, such solicitation.

C. 	ACCEPTANCES NECESSARY TO CONFIRM THE PLAN

	At the Confirmation Hearing, the Court shall determine, among other things, whether the Plan has been accepted by the Debtors' creditors. Classes 3-5 will be deemed to accept the Plan if at least two-thirds in amount and more than one-half in number of the Claims in each class vote to accept the Plan. Furthermore, unless there is unanimous acceptance of the Plan by Classes 3-5, the Court must also determine that any non-accepting Class members will receive property with a value, as of the Effective Date of the Plan, that is not less than the amount that such Class member would receive or retain if the Debtors were liquidated as of the Effective Date of the Plan under Chapter 7 of the Bankruptcy Code.

D. 	CONFIRMATION OF PLAN PURSUANT TO SECTION 1129(B)

	The Bankruptcy Code provides that the Plan may be confirmed even if it is not accepted by all impaired classes. To confirm the Plan without the requisite number of acceptances of each Impaired Class, the Court must find that at least one Impaired Class has accepted the Plan without regard to the acceptances of insiders, and the Plan does not discriminate unfairly against, and is otherwise fair and equitable, to any Impaired Class that does not accept the Plan.
Classes 6 and 7A are deemed to reject the Plan. Accordingly, if any Impaired Class votes to accept the Plan, the Debtors will seek to confirm the Plan under the "cramdown" provisions of section 1129(b) of the Bankruptcy Code.

E. 	CONSIDERATIONS RELEVANT TO ACCEPTANCE OF THE PLAN

	The Debtors' recommendation that all Creditors should vote to accept the Plan is premised upon the Debtors' view that the Plan is preferable to other alternatives for liquidation of the Debtors' Estates. It appears unlikely to the Debtors that an alternate plan of reorganization or liquidation can be proposed that would provide for payments in an amount equal or greater than the amounts proposed under the Plan. If the Plan is not accepted, it is likely that the interests of all creditors will be further diminished.

F. 	FEASIBILITY OF THE PLAN

	The Bankruptcy Code requires that, for the Plan to be confirmed, the Debtors must demonstrate that consummation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

	For purposes of determining whether the Plan meets the feasibility requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. Based upon (a) amounts to be received through the Exit Financing, (b) Cash on hand, and (c) estimated future revenues, the Debtors believe that the Plan is feasible and that they will be able to make all payments required to be made pursuant to the Plan.

	HOLDERS OF CLAIMS AND INTERESTS ARE ADVISED TO REVIEW CAREFULLY THE RISK FACTORS INCLUDED IN SECTION XII OF THIS DISCLOSURE STATEMENT IN CONNECTION WITH THEIR REVIEW OF THE SAME.

G. 	BEST INTEREST OF CREDITORS TEST

	In certain circumstances, to be confirmed, the Plan must pass the "Best Interest Of Creditors Test" incorporated in section 1129(a)(7) of the Bankruptcy Code. The test applies to individual creditors and Interest holders (stockholders) that are both (i) in Impaired Classes under the Plan, and (ii) do not vote to accept the Plan.
Section 1129(a)(7) Bankruptcy Code requires that such Creditors and Interest holders receive or retain an amount under the Plan not less than the amount that such Holders would receive or retain if the Debtors were to be liquidated under Chapter 7 of the Bankruptcy Code.

	In a typical Chapter 7 case, a trustee is elected or appointed to liquidate the debtor's assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code.
Secured creditors generally are paid first from the sales proceeds of properties securing their liens. If any assets are remaining in the bankruptcy estates after the satisfaction of secured creditors' claims from their collateral, Administrative Claims generally are next to receive payment. Unsecured creditors are paid from any remaining sales proceeds, according to their respective priorities. Unsecured creditors with the same priority share in proportion to the amount of their allowed claims in relationship to the total amount of allowed claims held by all unsecured creditors with the same priority.
Finally, equity interest holders receive the balance that remains, if any, after all creditors are paid.

	The Debtors believe that the Plan meets the "best interests" test of section 1129(a)(7) of the Bankruptcy Code because members of each Impaired Class will receive at least as much under the Plan than they would in a liquidation in a hypothetical chapter 7 case. Creditors will receive a better recovery through the distributions contemplated by the Plan because the continued operation of the Debtors as going concerns rather than a forced liquidation will allow the realization of more value for the Debtors' assets. Moreover, creditors such as the Debtors' employees would retain their jobs and most likely make few if any other claims against the estate. Lastly, in the event of liquidation, the aggregate amount of unsecured claims would no doubt increase significantly, and such claims would be subordinated to priority claims that would be created. For example, employees will file claims for wages and other benefits, some of which would be entitled to priority. Landlords would no doubt file large claims for both unsecured and priority amounts. The resulting increase in both general unsecured and priority claims would decrease percentage recoveries to unsecured creditors of the Debtors.

					XVI.

			ALTERNATIVES TO CONFIRMATION AND
			    CONSUMMATION OF THE PLAN

	The Debtors believe that the Plan affords Holders of Claims the potential for the greatest realization on the Debtor' assets and, therefore, is in the best interests of such Holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A.	CONTINUATION OF THE BANKRUPTCY CASES

	If the Debtors remain in Chapter 11, they could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code, which would limit the Debtors' ability to respond to the challenges of its competitors and change in the marketplace. Moreover, the Debtors believe that they have accomplished the goals that Chapter 11 has allowed them to achieve, and therefore do not require that the Debtors remain in Chapter 11.

B.	 ALTERNATIVE PLANS OF REORGANIZATION

	If the Plan is not confirmed, the Debtors, or, after the expiration of the Debtors' exclusive period in which to propose and solicit a reorganization plan, any other party in interest in the Bankruptcy Cases, could propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtors' businesses, or an orderly liquidation of their assets, or a combination of both. Since the Petition Date, the Debtors and their advisors have conducted an evaluation of the Debtors' operations and financial condition that resulted in the development of the Plan and the commitment from the Exit Financing Lender to provide the Exit Financing. The Debtors do not believe that any alternate plan of reorganization would provide a better recovery for Holders of Claims than the Plan described in this Disclosure Statement.

C.	LIQUIDATION UNDER CHAPTER 7

	As discussed in more detail in Section XV.G of the Disclosure Statement, the Debtors believe that the Plan, which provides for the reorganization of the Debtors' remaining assets by individuals familiar with the Debtors and the industry, provides a substantially greater return to holders of Claims than would a liquidation by a new Chapter 7 Trustee who is unfamiliar with these cases, the Debtors, or the relevant industry.


					XVII.

				RECOMMENDATION

	Based on the foregoing analysis of the Debtors, their remaining assets, and the Plan, the Debtors believe that the best interests of all parties would be served through confirmation of the Plan. ALL CREDITORS ARE URGED TO VOTE TO "ACCEPT" THE PLAN.

Dated this 28th day of July, 2004.

					Respectfully submitted,

					DAN RIVER INC., on behalf of itself and
					the other Debtors identified herein

					By: 	/s/ Joseph L. Lanier, Jr.
						---------------------------
					Name:   Joseph L. Lanier, Jr.
					Title:  Chief Executive Officer


					KING & SPALDING LLP

					/s/ James A. Pardo, Jr.
					-------------------------------
					James A. Pardo, Jr.
					Georgia Bar No. 561206
					Sarah Robinson Borders
					Georgia Bar No. 610649
					191 Peachtree Street
					Atlanta, Georgia  30303-1763
					(404) 572-4600
					Fax:  (404) 572-5149

					ATTORNEYS FOR THE DEBTORS AND DEBTORS-
					IN-POSSESSION



				EXHIBITS TO DISCLOSURE STATEMENT

Exhibit A			Joint Plan of Reorganization
Exhibit B			Plan Supplement




<Page 37>